                                                Filed pursuant to Rule 424(b)(1)
                                                File No. 333-34493

                                2,000,000 SHARES

                                [CERPROBE LOGO]

                                  COMMON STOCK

                            ------------------------

     Of the 2,000,000 shares of Common Stock offered hereby, 1,500,000 shares are being sold by the Company and 500,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CRPB." On September 23, 1997, the last reported sale price of the Common Stock was $22 3/8 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                   PRICE        UNDERWRITING       PROCEEDS         PROCEEDS
                                    TO          DISCOUNTS AND         TO           TO SELLING
                                  PUBLIC       COMMISSIONS (1)    COMPANY (2)     STOCKHOLDERS
-------------------------------------------------------------------------------------------------
Per Share....................      $22.00           $1.26           $20.74           $20.74
-------------------------------------------------------------------------------------------------
Total (3)....................    $44,000,000     $2,520,000       $31,110,000      $10,370,000
=================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $400,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $50,600,000, $2,898,000 and $37,332,000, respectively. See
    "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Adams, Harkness & Hill, Inc., Boston, Massachusetts, on or about September 29, 1997.

ADAMS, HARKNESS & HILL, INC.                             DAIN BOSWORTH
                                                          Incorporated

               The date of this Prospectus is September 24, 1997.

Inside Front Cover:

Picture of Wafer Prober test equipment and ATE test board, ATE interface assembly, probe card, and wafer prober.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

     Cerprobe, the logo of the Company, and CerCard are trademarks of the Company. All trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors."

                                  THE COMPANY

     Cerprobe offers comprehensive solutions for semiconductor test integration and is a leading manufacturer of probe cards, ATE interface assemblies, and ATE test boards. The Company believes it is the only company that designs, manufactures, and assembles each of the electromechanical components that assure the integrity of the electrical test signal that passes from the automatic test equipment ("ATE") to the IC device under test. The Company also refurbishes, reconfigures, and services wafer probers. The Company's products address critical functions to assure IC quality, reduce manufacturing costs, improve the accuracy of manufacturing yield data, and identify repairable memory ICs.

     The Company has grown its business and expanded its product lines primarily through internal product development. The development of the Company's CerCard technology in 1990 served as the foundation for the growth of the Company's core probe card business. The Company has also grown through strategic acquisitions and joint ventures. The acquisition of Fresh Test Technology Corporation in April 1995 enabled the Company to expand its product line to include ATE interface assemblies. The acquisition of CompuRoute, Inc. in December 1996 enabled the Company to offer ATE test boards, the Company's first packaged IC testing product. In January 1997, the Company acquired SVTR, Inc., which refurbishes, reconfigures, and services wafer prober equipment. Recently, the Company entered into a strategic international joint venture with Upsys for the assembly of a memory IC testing product, which the Company will distribute in the United States and Asia. Upsys is a joint venture between IBM and a French test and engineering company. In addition, the Company established an international joint venture with Mitsubishi Materials to develop next generation probe card technology.

     According to independent semiconductor market research, worldwide production of ICs increased from approximately 34 billion units in 1992 to in excess of 49 billion units in 1996. Additionally, advances in semiconductor technology have resulted in larger semiconductor wafers, higher IC processing speeds, more varied configurations, and increasingly complex semiconductor devices. In the semiconductor manufacturing process, probe cards, and to a lesser extent ATE test boards, are consumable products rather than capital equipment. Accordingly, the rapid unit growth of ICs and new IC designs coupled with the trend toward shorter product life cycles and increased complexity of ICs have accelerated demand for the Company's probe cards and ATE test boards.

     Historically, each component of the testing system has been supplied by different vendors. As a result, IC manufacturers frequently have been left with the task of combining separate components from many small vendors into a single integrated testing system. More recently, the Company's customers have increasingly outsourced their test integration products and services to focus on their core strengths, and have increasingly relied on the Company to overcome complex design, manufacturing, and integration challenges. The Company believes semiconductor manufacturers are seeking a single source provider capable of supplying comprehensive solutions for the components necessary to assure a clean test signal. The Company believes it is the only company that designs, manufactures, and assembles each of the components in the critical path for the test signal.

     The Company maintains regional full service facilities in Arizona, California, and Texas as well as sales offices in Colorado, Florida, Massachusetts, and Oregon to serve the U.S. market for its products and services. The Company also maintains a full service facility in Scotland to serve the European market and full service facilities in Singapore and Taiwan to serve the Southeast Asian market. Each of the Company's facilities is located in proximity to major semiconductor manufacturing centers. The Company's focus on high quality products and innovative technologies has enabled it to establish strong relationships with leading worldwide semiconductor manufacturers. In 1996, the Company's top five customers were Intel, Motorola, LSI Logic, IBM, and Hewlett-Packard.

     The Company believes it is a leader in providing high quality semiconductor testing products and services. The Company's goal is to enhance its leadership position and increase its domestic and international market share. The Company's strategy to achieve its goal includes the following key elements: (i) provide comprehensive solutions for semiconductor test integration, (ii) continue to maintain strong customer relationships, (iii) expand its global presence, (iv) focus on technological innovation, and (v) provide quality products and services.

                                  THE OFFERING

Common Stock offered by:
     The Company....................................  1,500,000 shares
     The Selling Stockholders.......................  500,000 shares
Common Stock to be outstanding after the offering...  7,871,580 shares (1)
Use of proceeds.....................................  For general corporate purposes, including additional working capital.
                                                      The Company may use a portion of the
                                                      net proceeds to repay certain
                                                      indebtedness and for possible
                                                      acquisitions. See "Use of Proceeds."
Nasdaq National Market symbol.......................  CRPB

------------
(1) Excludes (i) 740,540 shares of Common Stock reserved for issuance upon exercise of stock options and warrants outstanding as of August 1, 1997, and
    (ii) 366,334 shares reserved for issuance upon the exercise of stock options that may be granted in the future under the Company's 1995 Stock Option Plan.

                        SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                            PRO FORMA
                                                                                                    -------------------------
                                                                               SIX MONTHS ENDED                    SIX MONTHS
                                      YEAR ENDED DECEMBER 31,                      JUNE 30,          YEAR ENDED    ENDED JUNE
                         -------------------------------------------------   --------------------   DECEMBER 31,      30,
                          1992     1993      1994      1995      1996 (1)     1996      1997 (2)      1996 (3)      1997 (3)
                         ------   -------   -------   -------   ----------   -------   ----------   ------------   ----------
                                                                                 (UNAUDITED)               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales..............  $8,060   $11,212   $14,251   $26,099    $ 37,308    $19,360    $ 34,583      $ 62,268      $ 34,636
Costs of goods sold....   4,914     6,768     8,214    13,706      20,343     10,348      20,404        39,353        20,487
                         ------   -------   -------   -------     -------    -------     -------       -------       -------
Gross profit...........   3,146     4,444     6,037    12,393      16,965      9,012      14,179        22,915        14,149

Expenses:
  Selling, general and
    administrative.....   1,827     2,398     3,693     7,503      10,725      5,275       9,127        16,063         9,241
  Engineering and
    product
    development........     246       336       417       707         903        378         618         1,452           655
  Acquisition
    related............      --        --        --        --       4,584         --       6,164            --            --
                         ------   -------   -------   -------     -------    -------     -------       -------       -------
    Total expenses.....   2,073     2,734     4,110     8,210      16,212      5,653      15,909        17,515         9,896
                         ------   -------   -------   -------     -------    -------     -------       -------       -------
Operating income
  (loss)...............   1,073     1,710     1,927     4,183         753      3,359      (1,730)        5,400         4,253
Net income (loss)......  $  771   $ 1,502   $ 1,213   $ 2,402    $ (1,361)   $ 1,867    $ (3,305)     $  2,916      $  2,519
                         ======   =======   =======   =======     =======    =======     =======       =======       =======

Net income (loss) per
  common and common
  equivalent share:
  Primary..............  $ 0.31   $  0.41   $  0.36   $  0.59    $  (0.30)   $  0.35    $  (0.52)     $   0.48      $   0.38
                         ======   =======   =======   =======     =======    =======     =======       =======       =======
  Fully diluted........  $ 0.21   $  0.35   $  0.30   $  0.49    $  (0.30)   $  0.32    $  (0.52)     $   0.45      $   0.38
                         ======   =======   =======   =======     =======    =======     =======       =======       =======

Weighted average number
  of common and common
  equivalent shares:
  Primary..............   2,502     3,688     3,387     4,071       4,580      5,262       6,321         6,028         6,545
  Fully diluted........   3,680     4,349     4,007     4,862       4,580      5,798       6,321         6,518         6,608

                                                                             JUNE 30, 1997
                                                                       -------------------------
                                                                       ACTUAL    AS ADJUSTED (4)
                                                                       -------   ---------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................  $ 1,482       $23,942
Working capital......................................................    7,005        32,465
Total assets.........................................................   36,433        58,893
Long-term debt.......................................................    1,592         1,592
Stockholders' equity.................................................   22,789        48,249

------------
(1) Includes a one-time write-off of purchased research and development costs of $4.6 million in 1996, or $1.00 per share, related to the acquisition of CompuRoute, Inc. ("CompuRoute").

(2) Includes the results of operations of SVTR, Inc. ("SVTR") since the date of acquisition of January 15, 1997. Includes a one-time write-off of purchased research and development costs of $5.7 million for the six months ended June 30, 1997, or $0.90 per share, related to the acquisition of SVTR. In addition, an accrual was recorded in the same period for the estimated costs to move SVTR's manufacturing operations from California to Arizona during 1997 for $500,000, or $0.05 per share, net of taxes, for a total of $0.95 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(3) The pro forma statement of operations data for the year ended December 31, 1996 and the six months ended June 30, 1997 present results for the Company as if the acquisitions of CompuRoute and SVTR had occurred as of January 1, 1996. The pro forma statement of operations data does not reflect any cost savings associated with the reduction of overhead or the elimination of duplicate functions or consolidation of facilities. See "Unaudited Pro Forma Combined Condensed Financial Information" for a discussion of pro forma statement of operations adjustments.

(4) Adjusted to give effect to the sale by the Company of 1,500,000 shares of Common Stock at the public offering price of $22.00 per share and the application of the estimated net proceeds therefrom. A portion of the proceeds will be used for the repayment of advances outstanding on the Company's line of credit of $7.3 million, including $5.3 million borrowed after June 30, 1997 to redeem the remaining outstanding shares of Series A Convertible Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subsequent Events" and "Use of Proceeds."

                            ------------------------

     The Company was incorporated in California in 1976 and reincorporated in Delaware in 1987. The Company maintains its principal executive offices at 1150 North Fiesta Boulevard, Gilbert, Arizona 85233, and its telephone number is
(602) 333-1500.

                            ------------------------

     Unless the context indicates otherwise, all references to "Cerprobe" or the "Company" refer to Cerprobe Corporation and its subsidiaries. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Capitalization," "Description of Securities," and "Underwriting."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. When used in this Prospectus, the words "believes," "expects," "anticipates," "intends," "estimates," "should," "will likely," and similar expressions are intended to identify such forward-looking statements. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

     Fluctuations in Operating Results. The Company's quarterly and annual operating results will be affected by a wide variety of factors that could have a material adverse effect on its net sales and profitability, many of which are beyond its control, including factors pertaining to (i) customer demand for the Company's products, such as the cyclical nature of the semiconductor industry, market acceptance of the Company's products, changes in product mix, the level of orders that are received and can be delivered in a quarter, and customer order patterns; (ii) competition, such as competitive pressures on delivery time, product performance and reliability, prices, the introduction or announcement of new products by competitors, and intellectual property rights of third parties; (iii) product development, such as the Company's ability to introduce new product designs and innovations on a timely basis in response to advances in IC technology; (iv) manufacturing and operations, such as the availability and cost of raw materials, equipment and other supplies, fluctuations in manufacturing yields, availability and cost of production capacity, and concentration of suppliers; and (v) generally prevailing economic conditions in the U.S. and worldwide markets served by the Company. Fluctuations in operating results could materially and adversely affect the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Cyclicality of the Semiconductor Industry. The Company's business depends substantially on both the volume of IC production by semiconductor manufacturers as well as new IC designs, which in turn depend on the demand for ICs and products utilizing ICs. The semiconductor industry is highly cyclical and historically has experienced periods of oversupply, resulting in reduced demand for IC testing products, including the products manufactured by the Company. There can be no assurance that demand for ICs or products utilizing ICs will not decline. Furthermore, there can be no assurance that demand for the Company's products will continue at the current level. The Company anticipates that a significant portion of new orders for its products will depend upon demand from IC manufacturers building or expanding IC fabrication facilities or otherwise increasing production capacity or shifting production to new IC designs, and there can be no assurance that such demand will exist. Future downturns or slowdowns in the IC market will have a material adverse effect on the Company's business, financial condition, and operating results. Moreover, the Company's need to invest in engineering and product development, marketing, and customer service and support capabilities will limit its ability to reduce expenses in response to such downturns or slowdowns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Risks Associated with Expansion Strategy. The Company intends to expand, in part, through strategic acquisitions and joint ventures and by entering into new geographic and product markets. The Company's ability to expand through acquisitions will depend primarily on its ability to identify, acquire, and operate other businesses that complement the Company's existing business. There can be no assurance that any suitable acquisitions can be identified or consummated or that the operations and product offerings of any businesses that are acquired will be successfully integrated into the Company's operations and product offerings. The Company anticipates that it will use cash, possibly including the net proceeds from this offering, and/or its securities, including Common Stock, as the primary consideration for any future acquisitions. The size, timing, and integration of any future acquisitions could cause substantial fluctuations in operating results. The Company faces similar risks and uncertainties with respect to joint ventures. The Company is not engaged in any negotiations with any third parties and has no specific agreements or plans with respect to any acquisitions or joint ventures, and there can be no assurance the Company will consummate any acquisitions or joint ventures.

     The Company believes that its future success will depend, in part, on its ability to expand into new international markets, particularly Asia, and new product markets. The Company believes that its Asian competitors have a competitive advantage because of their dominance of the Asian market. There can be no assurance that the Company will be able to establish a significant presence in these international markets. There also can be no assurance that or to what extent the Company will be able to gain market acceptance for any new product. See "Business."

     Management of Growth. The Company has undergone a period of rapid growth and expansion of its worldwide organization. Continued expansion by the Company may strain its management, manufacturing, and human resources and the ability of materials suppliers and other third parties on which the Company is dependent. The Company's operating results could be materially and adversely affected if it is unable to maintain high levels of productivity and/or to maintain satisfactory delivery schedules. Moreover, to manage its growth effectively, the Company will be required to expand its existing operating and financial systems and controls and to manage a substantial increase in its employee base. To the extent that the Company's management is unable to assume or perform these duties, the business of the Company could be materially and adversely affected. There can be no assurance that the management systems and controls currently in place or any steps taken to expand such management systems and controls will be adequate in the future.

     The CompuRoute, Inc. ("CompuRoute") and SVTR, Inc. ("SVTR") acquisitions represent significant growth in the Company's operations. Significant uncertainties accompany any business combination and its implementation with respect to the ability of the Company to integrate administrative functions, management resources, and sales and marketing distribution systems. There can be no assurance that the Company will be able successfully to integrate the operations of CompuRoute and SVTR. The Company recently moved SVTR's operations from California to facilities in Arizona. The move could be disruptive to the operations of SVTR and could have a material adverse effect on the Company's business, financial condition, and operating results. See
"Business -- Manufacturing" and "Business -- Facilities."

     Dependence on New Products and Technologies. The Company operates in an industry subject to rapid change. The Company custom-designs or customizes its products to a customer's particular IC design specifications. The Company's inability to introduce new product designs and enhancements and to adapt its manufacturing techniques in response to technological advances in IC and capital equipment designs would have a material adverse effect on the Company's business, financial condition, and operating results. There can be no assurance that any new product designs or enhancements will receive or maintain substantial market acceptance. Probe card technologies, other than those being utilized by the Company, are being developed. To the extent that such other probe card technologies gain market acceptance, the Company's probe card products could lose market share and the Company's business, financial condition, and operating results would be materially and adversely affected. If the Company is unable to design, develop, and introduce competitive products on a timely basis, its future operating results may be materially and adversely affected. See "Business -- Products and Services."

     Competition. The semiconductor testing products industry is highly competitive. The Company faces substantial competition in each of the probe card, ATE interface assembly, and ATE test board markets. In addition, the Company anticipates that it may face substantial competition in the future from new entrants in the Company's markets. The principal competitive factors in the industry are product performance, service, delivery time, and price. Competition in international markets is also significant, particularly in Asia where the Company is expanding into new geographic markets while simultaneously addressing the testing requirements of the memory IC market, a new product market for the Company. Some of the Company's competitors, particularly in Asia, have substantially greater financial, engineering, or manufacturing resources than the Company and larger sales and service organizations. To compete successfully, the Company must make substantial investments in its engineering and product development, marketing, and customer service and support activities. There can be no assurance that competition in the Company's markets will not intensify or that the Company's technological advantages will not be reduced or lost as a result of technological advances by competitors or customers.

     Wafer prober manufacturers, such as Electroglas, Inc., Tokyo Electron Labs, and Tokyo Semitsu, provide limited refurbishment services and offer new wafer probers as an alternative. These wafer prober manufacturers have greater financial, engineering, and manufacturing resources and larger service organizations than the Company, as well as long standing customer relationships. There can be no assurance that levels of competition in the market for wafer prober refurbishing and reconfiguration services will not intensify in the future or that customers will not elect to purchase new wafer probers.

     Reliance on Third Party Distribution Channels. The Company markets and sells its products internationally primarily through a network of third party foreign distributors that are not under the direct control of the Company. The Company's international business represented approximately 16% of net sales for the six months ended June 30, 1997. A reduction in the sales efforts by the Company's foreign distributors or termination of their relationships with the Company could materially and adversely affect the Company's international sales and, as a result, its business, financial condition, and operating results. See "Business -- Marketing, Sales, and Services."

     Risks of International Operations. Given the Company's efforts in establishing production and sales facilities in Scotland, Singapore, and Taiwan, the Company anticipates that sales to international customers will increase in the future. The foreign manufacture and sale of products and the purchase of raw materials and equipment from foreign suppliers may be materially and adversely affected by political and economic conditions abroad. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws, or other trade policies, as well as the Company's ability to form effective joint venture alliances in order to compete in restrictive markets, could materially and adversely affect the Company's ability to manufacture or sell products in foreign markets and purchase materials or equipment from foreign suppliers. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. See "Business."

     Currency Exchange Fluctuations. A portion of the Company's foreign transactions are denominated in currencies other than the U.S. dollar. Such transactions expose the Company to exchange rate fluctuations for the period of time from inception of the transaction until it is settled. The Company has not engaged in transactions to hedge its currency risks, but may do so in the future. The Company may purchase a portion of its raw materials and equipment from foreign suppliers and will incur labor costs in a foreign currency. There can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse effect on the Company's operating results.

     Dependence on Key Customers. Sales of the Company's products are concentrated with a small number of customers. During 1996, sales to the Company's two largest customers, Intel and Motorola, accounted for approximately 15% and 12% of net sales, respectively. The Company's top 15 customers in 1996 together accounted for approximately 65% of net sales. The Company expects that sales of its products to relatively few customers will continue to account for a high percentage of its net sales. None of the Company's customers has entered into a long-term agreement requiring it to purchase the Company's products. The loss of a significant customer or any reduction in orders from any significant customer, including reductions due to changes in customer buying patterns, market, economic, or competitive conditions in the IC industry or in the industries that manufacture products utilizing ICs, would have a material adverse effect on the Company's business, financial condition, and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."

     Dependence on Key Suppliers. The Company relies on third party suppliers in the production and shipment of its products. Although the Company believes that all raw materials, component parts, and services are currently available in adequate amounts, there can be no assurance that shortages will not develop in the future. Certain of the raw materials and component parts for the Company's products are purchased from single or a limited group of suppliers. The Company does not have long-term written agreements with such suppliers. Termination or a significant disruption of any of its key supplier arrangements could have a material adverse effect on the Company's business, financial condition, and operating results. See
"Business -- Manufacturing."

     Intellectual Property. While the Company currently holds certain patents, the Company does not consider any single patent to be material to the conduct of its business. The Company believes that its competitors have been and will be able to continue to circumvent many of the Company's patents. To the extent the Company wishes to assert its patent rights, there can be no assurance that any patents issued to the Company will not be challenged, invalidated, or circumvented, that any rights granted thereunder will provide adequate protection to the Company, or that the Company will have sufficient resources to prosecute its rights. The Company believes that its success will depend primarily on the technological competence and creative skills of its personnel rather than the protection of its existing patents or future patents. The Company relies primarily on trade secret protection for its proprietary information. There can be no assurance that the Company will be able to protect its technology.

     Although there are no pending lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights, there can be no assurance that third parties will not assert intellectual property infringement claims against the Company. See "Business -- Intellectual Property."

     Significant Capital Requirements. The probe card, ATE interface, ATE test board, and wafer prober services industries are capital intensive. In order to remain competitive, the Company must make significant investments in capital equipment for engineering and product development. As a result of the increase in fixed costs and operating expenses related to these capital expenditures, the Company's operating results may be materially and adversely affected if net sales do not increase sufficiently to offset the increased costs. The Company may from time to time seek additional equity or debt financing to provide for the capital expenditures required to maintain or expand its production facilities and capital equipment. The timing and amount of any such capital requirements cannot be predicted at this time and will depend on a number of factors, including demand for the Company's products, product mix, changes in industry conditions, and competitive factors. There can be no assurance that any such financing will be available on acceptable terms, and that any additional equity financing, if available, would not result in additional dilution to existing investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Liability for Failure to Comply with Environmental
Regulations. The Company is subject to a variety of federal, state, and local governmental regulations related to the use, storage, discharge, and disposal of toxic, volatile, or otherwise hazardous chemicals used in its manufacturing process. Although the Company believes that its activities are in substantial compliance with presently applicable environmental regulations, the failure to comply with present or future regulations could result in fines being imposed on the Company, suspension of its production, or a cessation of its operations. Such regulations could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. Any failure by the Company to control the use or adequately restrict the discharge of hazardous substances could subject it to future liabilities. See
"Business -- Environmental Regulations."

     Dependence on Management and Other Key Personnel. The Company's success depends, in part, upon the retention of certain key personnel and the recruitment and retention of additional key personnel, including technical and engineering staff. The loss of existing key personnel or the failure to recruit and retain necessary additional personnel by the Company could materially and adversely affect its business, financial condition, and operating results. There can be no assurance that the Company will be able to retain its current personnel or attract and retain necessary additional personnel. Future growth will further increase the demand on the Company's resources and require the addition of new personnel and the development of additional expertise by existing personnel. The failure of the Company to attract and retain personnel with the requisite expertise or to develop such expertise internally could materially and adversely affect the prospects for its success.

     Control by Current Stockholders. Stockholders of the Company have the right to cumulate their votes for the election of directors. The directors and executive officers of the Company and their affiliates currently own beneficially approximately 22.7% of the Common Stock and after the offering will own beneficially approximately 16% of the Common Stock. Accordingly, these persons, if they act as a group, will be able to elect one or more members to the Company's Board of Directors and may be able to exert significant influence regarding the outcome of other matters requiring approval by the stockholders of the Company.

     Price Volatility of Common Stock. The market price of the Company's Common Stock has experienced significant volatility during the past three years. See "Price Range of Common Stock." The trading price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company and others in its industry, actual or anticipated announcements concerning the Company or its competitors, changes in analysts' estimates of the Company's financial performance, general conditions in the semiconductor industry, general economic and financial conditions, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have adversely affected the market prices for many companies involved in high technology manufacturing and related industries and which often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors could have a material adverse effect on the market price of the Common Stock.

     Rights to Acquire Shares; Potential Issuance of Additional Shares. As of August 1, 1997, options to acquire a total of 691,265 shares were outstanding under the Company's stock option plans. An additional 366,334 shares of Common Stock are reserved for issuance pursuant to the exercise of options that may be granted in the future under the Company's stock option plans. The Company also has granted non-employee options to purchase up to 10,000 shares of Common Stock. The Company also has issued warrants to purchase up to 39,275 shares of Common Stock in connection with the sale of the Series A Convertible Preferred Stock. During the terms of such options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of the Common Stock with resulting dilution in the interests of holders of Common Stock. The existence of such stock options and warrants could adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise such options and warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such options and warrants. The Company also has the authority to issue additional shares of Common Stock and shares of one or more series of convertible preferred stock. The issuance of such shares could result in the dilution of the voting power of outstanding shares of Common Stock and could have a dilutive effect on earnings per share. See "Description of Securities -- Shares Eligible for Future Sale."

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. The executive officers, directors, the Selling Stockholders, and certain other stockholders have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc. Of the 7,871,580 shares of Common Stock to be outstanding upon completion of this offering, approximately 7,366,548 shares will be eligible for resale in the public market without restriction or further registration, unless held by an "affiliate" of the Company, as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), or subject to the above lock-up agreement. In addition, 330,032 shares held by the former principal stockholder of CompuRoute are subject to Rule 145 of the Securities Act, which requires affiliates to sell any stock acquired in the acquisition in accordance with the volume and manner of sale restrictions under Rule 144 under the Securities Act. The former principal stockholder of CompuRoute has agreed with the Company not to sell, publicly or privately, any of the 330,032 shares acquired by her in connection with the CompuRoute acquisition until December 27, 1997, and no more than the greater of 1% of the outstanding shares of

Common Stock, or 50,000 shares, in any 90-day period during the succeeding 12-month period. Subject to the terms of this agreement, this same stockholder will have certain registration rights covering the resale of shares of Common Stock acquired by her in the CompuRoute acquisition for as long as she is subject to the volume limitations on resale under Rule 145. Such stockholder has entered into the above lock-up agreement with the Underwriters and is not selling any shares in this offering. The former principal stockholder of SVTR has agreed with the Company generally not to sell, publicly or privately, any of the 175,000 shares acquired by him in connection with the SVTR acquisition until January 15, 1998, on which date such shares will become eligible for resale subject to the volume limitations and other requirements of Rule 144. Such stockholder has entered into the above lock-up agreement with the Underwriters. The Company has registered 1,057,599 shares of Common Stock reserved for issuance pursuant to the exercise of options outstanding or to be granted under the Company's stock option plans. Shares issued pursuant to such registration statements upon the exercise of stock options generally will be eligible for sale in the public market, subject to the lock-up agreements discussed above. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Subsequent Events" and "Description of Securities -- Shares Eligible for Future Sale."

     Change in Control Provisions. The Company's First Restated Certificate of Incorporation (the "Restated Certificate") and the Delaware General Corporation Law (the "Delaware GCL") contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interest of stockholders. The Restated Certificate also authorizes the Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect the voting power of the holders of the Company's Common Stock. The Delaware GCL also imposes conditions on certain business combination transactions with "interested stockholders" (as defined therein). See "Description of Securities -- Certain Charter Provisions and Delaware General Corporation Law."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered by the Company hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be $30.7 million ($36.9 million if the Underwriters' over-allotment option is exercised in full), at the public offering price of $22.00 per share. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

     The Company intends to use the net proceeds of this offering for general corporate purposes, including additional working capital, and may use a portion to repay advances of $7.3 million on the Company's line of credit, which include amounts borrowed to redeem outstanding shares of the Company's Series A Convertible Preferred Stock. As of August 28, 1997, the weighted average interest rate on amounts outstanding under the line of credit was 7.47%. The Company also may use a portion of the net proceeds to pay the outstanding demand note of $1.0 million assumed in connection with the acquisition of CompuRoute. As of August 28, 1997, the interest rate on this note was 9.50%.

     The Company also may use a portion of the net proceeds to acquire products or businesses that it believes will broaden or enhance its current product offerings or increase market share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The amounts actually expended by the Company for general corporate purposes may vary significantly depending upon a number of factors, including future revenue and the amount of cash generated by the Company's operations. As a result, the Company will retain broad discretion in the allocation of a significant portion of the net proceeds from this offering. The Company is not engaged in any negotiations with any third parties and has no specific agreements or plans with respect to any acquisitions, and there can be no assurance the Company will consummate any acquisitions. Pending the uses described above, the net proceeds will be invested in interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock began trading in the over-the-counter market on the Nasdaq system on September 29, 1983 and commenced trading on the Nasdaq National Market on August 10, 1995 under the symbol "CRPB." The table below sets forth the high and low last closing prices of Common Stock for the periods indicated as reported on the Nasdaq National Market, except that prior to August 10, 1995 prices represent high ask and low bid quotations on Nasdaq. Bid and ask quotations represent interdealer quotations, which exclude retail markups or mark-downs and commissions and may not necessarily represent actual transactions.

                                                                                 HIGH     LOW
                                                                                 ----     ---
1995
First Quarter..................................................................  $ 6  1/2 $ 4 3/4
Second Quarter.................................................................    8  3/4   4 3/4
Third Quarter..................................................................   10  3/4   8
Fourth Quarter.................................................................   17  3/8   9 1/4
1996
First Quarter..................................................................   17  1/2  13
Second Quarter.................................................................   16       11 7/8
Third Quarter..................................................................   12  1/8   7 7/8
Fourth Quarter.................................................................   14  3/8   9
1997
First Quarter..................................................................   15  7/8  11 1/8
Second Quarter.................................................................   13  3/4   9 3/8
Third Quarter (through September 23, 1997).....................................   24  1/8  12 3/4

     On September 23, 1997, the last reported closing price for the Common Stock on the Nasdaq National Market was $22.375. As of August 1, 1997, there were approximately 3,500 holders of record of Common Stock.

                                DIVIDEND POLICY

     The Company does not intend to pay any cash dividends in the future and intends to retain any future earnings for reinvestment in its business. The Company's revolving credit facility contains restrictions on the Company's ability to pay cash dividends, and future borrowings may contain similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of June 30, 1997, and as adjusted to reflect the sale of the 1,500,000 shares of Common Stock offered hereby (at the offering price of $22.00 per share) and the application of the estimated net proceeds therefrom.

                                                                            JUNE 30, 1997
                                                                  ---------------------------------
                                                                  ACTUAL (1)     AS ADJUSTED (1)(2)
                                                                  ----------     ------------------
                                                                           (IN THOUSANDS)
Short-term debt.................................................   $  3,717           $    717
                                                                    =======            =======
Long-term debt..................................................   $  1,592           $  1,592
Stockholders' equity:
Preferred stock, $.05 par value; 10,000,000 shares authorized;
  330 shares of Series A Convertible Preferred Stock issued and
  outstanding, liquidation preference of $10,875 per share......          0                  0
Common stock, $.05 par value; 10,000,000 shares authorized;
  6,353,047 shares issued and outstanding, actual; 7,853,047
  shares issued and outstanding, as adjusted....................        318                393
Additional paid-in capital......................................     23,655             49,040
Retained earnings (deficit).....................................     (1,200)            (1,200)
Foreign currency translation adjustment.........................         16                 16
                                                                    -------            -------
          Total stockholders' equity............................     22,789             48,249
                                                                    -------            -------
          Total capitalization..................................   $ 24,381           $ 49,841
                                                                    =======            =======

------------
(1) Excludes (i) 770,573 shares of Common Stock reserved for issuance upon exercise of stock options and warrants outstanding as of June 30, 1997, and
    (ii) 366,334 shares reserved for issuance upon the exercise of stock options that may be granted in the future under the Company's 1995 Stock Option Plan.

(2) Reflects the repayment of advances outstanding on the Company's line of credit of $5.3 million borrowed after June 30, 1997 to redeem the remaining outstanding shares of Series A Convertible Preferred Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1994, 1995, and 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP. The consolidated statement of operations data for the years ended December 31, 1992 and 1993 and the consolidated balance sheet data as of December 31, 1992, 1993, and 1994 are derived from audited consolidated financial statements not included in this Prospectus. The consolidated statement of operations data for the six months ended June 30, 1996 and 1997 and the consolidated balance sheet data as of June 30, 1997 are derived from the unaudited consolidated financial statements included elsewhere in this Prospectus that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and results of operations for such periods. These historical results are not necessarily indicative of the results to be expected in the future, and results for interim periods are not necessarily indicative of results for the entire year.

                                                                YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED
                                                     ----------------------------------------------        JUNE 30,
                                                                                             1996     ------------------
                                                      1992     1993      1994      1995       (1)      1996     1997 (2)
                                                     ------   -------   -------   -------   -------   -------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................................  $8,060   $11,212   $14,251   $26,099   $37,308   $19,360   $34,583
Cost of goods sold.................................   4,914     6,768     8,214    13,706    20,343    10,348    20,404
                                                     ------   -------   -------   -------   -------   -------   -------
Gross profit.......................................   3,146     4,444     6,037    12,393    16,965     9,012    14,179
Expenses:
  Selling, general and administrative..............   1,827     2,398     3,693     7,503    10,725     5,275     9,127
  Engineering and product development..............     246       336       417       707       903       378       618
  Acquisition related expenses.....................      --        --        --        --     4,584        --     6,164
                                                     ------   -------   -------   -------   -------   -------   -------
    Total expenses.................................   2,073     2,734     4,110     8,210    16,212     5,653    15,909
                                                     ------   -------   -------   -------   -------   -------   -------
Operating income (loss)............................   1,073     1,710     1,927     4,183       753     3,359    (1,730)
Other income (expense):
  Interest income..................................      --         1        19        45       467       168        68
  Interest expense.................................    (304)     (132)     (115)     (154)     (222)     (116)     (297)
  Other income, net................................      22        13        92       140       247        87       115
                                                     ------   -------   -------   -------   -------   -------   -------
    Total other income (expense)...................    (282)     (118)       (4)       31       492       139      (114)
                                                     ------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes, minority
  interest, and extraordinary item.................     791     1,592     1,923     4,214     1,245     3,498    (1,844)
Provision for income taxes.........................    (321)      (90)     (710)   (1,812)   (2,701)   (1,693)   (1,490)
Minority interest share of loss....................      --        --        --        --        95        62        29
                                                     ------   -------   -------   -------   -------   -------   -------
Net income (loss) before extraordinary item........     470     1,502     1,213     2,402    (1,361)    1,867    (3,305)
Extraordinary item -- prior years' NOLs............     301        --        --        --        --        --        --
                                                     ------   -------   -------   -------   -------   -------   -------

Net income (loss)..................................  $  771   $ 1,502   $ 1,213   $ 2,402   $(1,361)  $ 1,867   $(3,305)
                                                     ======   =======   =======   =======   =======   =======   =======
Net income (loss) per common and common equivalent
  share:
  Primary..........................................  $ 0.31   $  0.41   $  0.36   $  0.59   $ (0.30)  $  0.35   $ (0.52)
                                                     ======   =======   =======   =======   =======   =======   =======
  Fully diluted....................................  $ 0.21   $  0.35   $  0.30   $  0.49   $ (0.30)  $  0.32   $ (0.52)
                                                     ======   =======   =======   =======   =======   =======   =======
Weighted average number of common and common
  equivalent shares:
  Primary..........................................   2,502     3,688     3,387     4,071     4,580     5,262     6,321
  Fully diluted....................................   3,680     4,349     4,007     4,862     4,580     5,798     6,321

                                                                      DECEMBER 31,
                                                     ----------------------------------------------
                                                                                             1996               JUNE 30,
                                                      1992     1993      1994      1995       (1)               1997 (2)
                                                     ------   -------   -------   -------   -------             --------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....................................  $1,551   $ 2,777   $ 3,572   $ 4,772   $10,004             $ 7,005
Total assets.......................................   3,083     4,674     7,015    14,967    31,512              36,433
Long-term debt.....................................     859       748       791       981     1,742               1,592
Stockholders' equity...............................   1,304     3,063     4,923    10,656    23,130              22,789

------------
(1) Includes a one-time write-off of purchased research and development costs of $4.6 million in 1996, or $1.00 per share, related to the acquisition of CompuRoute.
(2) Includes a one-time write-off of purchased research and development costs of $5.7 million for the six months ended June 30, 1997, or $0.90 per share, related to the acquisition of SVTR. In addition, an accrual was recorded in the six months ended June 30, 1997 for the estimated costs to move SVTR's manufacturing operations from California to Arizona during 1997 for $500,000, or $0.05 per share, net of taxes, for a total of $0.95 per share.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The unaudited pro forma combined condensed statements of operations combine Cerprobe's historical condensed consolidated statements of operations for the year ended December 31, 1996 and the unaudited six months ended June 30, 1997, with the corresponding CompuRoute and SVTR historical condensed consolidated statements of operations for the year ended December 31, 1996 and the unaudited six months ended June 30, 1997, respectively, giving effect to the acquisitions as if they had occurred on January 1, 1996.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisitions had been consummated on January 1, 1996, nor is it necessarily indicative of future operating results. The unaudited pro forma combined condensed statements of operations do not incorporate any benefits from cost savings or synergies of operations of the combined companies that may occur. No pro forma combined balance sheet as of June 30, 1997 is presented as the acquisitions have already been reflected in Cerprobe's historical June 30, 1997 balance sheet.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                              ADJUSTED
                                            ACTUAL                                PRO FORMA    PRO FORMA      PRO FORMA
                                           CERPROBE   COMPUROUTE (1)   SVTR (1)   COMBINED    ADJUSTMENTS     COMBINED
                                           --------   --------------   --------   ---------   -----------     ---------
Net sales................................  $37,308       $ 10,424      $14,617     $62,349      $   (81) (2)   $62,268
Costs of goods sold......................   20,343          7,550       11,541      39,434          (81) (2)    39,353
                                           -------        -------      -------     -------      -------        -------
Gross profit.............................   16,965          2,874        3,076      22,915           --         22,915
Expenses:
  Selling, general and administrative....   10,725          2,278        2,939      15,942          121(3)      16,063
  Engineering and product development....      903             --          549       1,452           --          1,452
  Acquisition related expenses...........    4,584             --           --       4,584       (4,584) (3)        --
                                           -------        -------      -------     -------      -------        -------
         Total expenses..................   16,212          2,278        3,488      21,978       (4,463)        17,515
                                           -------        -------      -------     -------      -------        -------
Operating income (loss)..................      753            596         (412)        937        4,463          5,400
Other income (expense):
  Interest income........................      467             30           --         497         (408) (4)        89
  Interest expense.......................     (222)          (143)        (320)       (685)          --           (685)
  Other income, net......................      247             --           13         260           --            260
                                           -------        -------      -------     -------      -------        -------
         Total other income (expense)....      492           (113)        (307)         72         (408)          (336)
                                           -------        -------      -------     -------      -------        -------
Income (loss) before income taxes and
  minority interest......................    1,245            483         (719)      1,009        4,055          5,064
Minority interest share of loss..........       95             --           --          95           --             95
                                           -------        -------      -------     -------      -------        -------
Income (loss) before income taxes........    1,340            483         (719)      1,104        4,055          5,159
Provision for income taxes...............   (2,701)            --          295      (2,406)         163(5)      (2,243)
                                           -------        -------      -------     -------      -------        -------
Net income (loss)........................  $(1,361)      $    483      $  (424)    $(1,302)     $ 4,218        $ 2,916
                                           =======        =======      =======     =======      =======        =======
Net income (loss) per common and common
  equivalent share:
Primary..................................  $ (0.30)                                                            $  0.48
                                           =======                                                             =======
Fully diluted............................  $ (0.30)                                                            $  0.45
                                           =======                                                             =======
Weighted average number of common and
  common equivalent shares outstanding:
Primary..................................    4,580                                                               6,028(6)
Fully diluted............................    4,580                                                               6,518(6)

------------
(1) Reflects the historical operations of CompuRoute and SVTR for the year ended December 31, 1996.
(2) Reflects the elimination of intercompany sales.
(3) Reflects the amortization of goodwill associated with the acquisition of CompuRoute and the elimination of acquisition related expenses associated with the acquisition of CompuRoute.
(4) Reflects the reduction of interest income associated with the Series A Convertible Preferred Stock proceeds that were used in the acquisitions of CompuRoute and SVTR.
(5) Reflects the statutory income tax rate applied to the taxable pro forma adjustments.
(6) Reflects the issuance of 700,000 shares of Common Stock as a portion of the consideration paid to the sellers of CompuRoute and SVTR and the dilutive effect of outstanding stock options and warrants.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                            ADJUSTED
                                                           ACTUAL               PRO FORMA    PRO FORMA      PRO FORMA
                                                          CERPROBE   SVTR (1)   COMBINED    ADJUSTMENTS     COMBINED
                                                          --------   --------   ---------   -----------     ---------
Net sales...............................................  $34,583     $   53     $34,636      $    --        $34,636
Costs of goods sold.....................................   20,404         83      20,487           --         20,487
                                                          -------      -----     -------      -------        -------
Gross profit............................................   14,179        (30)     14,149           --         14,149
Expenses:
  Selling, general and administrative...................    9,127        114       9,241           --          9,241
  Engineering and product development...................      618         37         655           --            655
  Acquisition related expenses..........................    6,164         --       6,164       (6,164) (2)        --
                                                          -------      -----     -------      -------        -------
         Total expenses.................................   15,909        151      16,060       (6,164)         9,896
                                                          -------      -----     -------      -------        -------
Operating income (loss).................................   (1,730)      (181)     (1,911)       6,164          4,253
Other income (expense):
  Interest income.......................................       68         --          68           --             68
  Interest expense......................................     (297)        --        (297)          --           (297)
  Other income, net.....................................      115        (14)        101           --            101
                                                          -------      -----     -------      -------        -------
         Total other income (expense)...................     (114)       (14)       (128)          --           (128)
                                                          -------      -----     -------      -------        -------
Income (loss) before income taxes and minority
  interest..............................................   (1,844)      (195)     (2,039)       6,164          4,125
Minority interest share of loss.........................       29         --          29           --             29
                                                          -------      -----     -------      -------        -------
Income (loss) before income taxes.......................   (1,815)      (195)     (2,010)       6,164          4,154
Provision for income taxes..............................   (1,490)        55      (1,435)        (200) (3)    (1,635)
                                                          -------      -----     -------      -------        -------

Net income (loss).......................................  $(3,305)    $ (140)    $(3,445)     $ 5,964        $ 2,519
                                                          =======      =====     =======      =======        =======
Net income (loss) per common and common equivalent
  share:
  Primary...............................................  $ (0.52)                                           $  0.38
                                                          =======                                            =======
  Fully diluted.........................................  $ (0.52)                                           $  0.38
                                                          =======                                            =======
Weighted average number of common and common equivalent
  shares outstanding:
  Primary...............................................    6,321                                              6,545(4)
  Fully diluted.........................................    6,321                                              6,608(4)

------------
(1) Reflects the historical operations of SVTR from January 1, 1997 through the acquisition date of January 15, 1997.
(2) Reflects the elimination of acquisition related expenses associated with the acquisition of SVTR.
(3) Reflects the statutory income tax rate applied to the taxable pro forma adjustments.
(4) Reflects the dilutive effect of outstanding stock options and warrants.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and related Notes thereto of the Company appearing elsewhere in this Prospectus.

OVERVIEW

     Cerprobe offers comprehensive solutions for semiconductor test integration and is a leading manufacturer of probe cards, ATE interface assemblies, and ATE test boards. The Company's products and services enable semiconductor manufacturers to test ICs in wafer form and as packaged ICs.

     The Company has grown substantially over the last five years as the Company has increased its market share and has benefited from the substantial growth in the worldwide demand for ICs. Net sales have increased from $8.1 million for 1992 to $37.3 million for 1996, representing an average annualized growth rate of 46.5%. Similarly, the Company's net income has increased from $771,000 for 1992 to $3.2 million for 1996 (before a one-time charge for purchased research and development of $4.6 million, resulting in a net loss of $1.4 million). Until 1995, substantially all of the Company's growth was from the existing probe card product line.

     Beginning with the April 1995 acquisition of Fresh Test Technology Corporation ("Fresh Test"), acquisitions have contributed to the Company's growth. Fresh Test, which expanded the Company's product line to include ATE interface assemblies, contributed approximately $4 million to 1995 net sales and approximately $7 million to 1996 net sales. The Company acquired CompuRoute in December 1996, which enabled the Company to offer ATE test boards. CompuRoute's net sales and net income for its fiscal year ended December 31, 1996 were $10.4 million and $500,000, respectively. The Company acquired SVTR in January 1997, which added wafer prober refurbishing and upgrading services. SVTR's net sales and net loss for its fiscal year ended December 31, 1996 were $14.6 million and $400,000, respectively. Together, these acquisitions contributed approximately $12.2 million to net sales for the first six months of 1997. In May 1997 the Company entered into a joint venture with Upsys Reseau Erisys ("Upsys"), a French company owned by IBM and GAME, a French test and engineering company. The joint venture, called Upsys-Cerprobe, L.L.C., will assemble and repair the Cobra probe card for distribution by the Company in the United States and Asia. The Company believes the Cobra probe is well-suited for multiple-IC and memory IC testing.

     The Company believes that it is positioned to continue its growth as a result of its strength in designing, producing, and delivering, on a timely and cost-efficient basis, a broad range of custom or customized, high quality test products and services for semiconductor manufacturers in the United States, Europe, and Asia. There can be no assurance that the Company can continue its growth. The Company maintains regional full service facilities in Arizona, California, and Texas as well as sales offices in Colorado, Florida, Massachusetts, and Oregon to service the U.S. market for its products and services. The Company continues to expand into international markets, including Europe and Asia. The Company maintains a full service facility in Scotland to serve the European market and full service facilities in Singapore and Taiwan to serve the Southeast Asia market. Each of the Company's facilities is located in proximity to semiconductor manufacturing centers.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net sales of certain items in the Consolidated Statement of Operations of the Company. The table and the discussion below should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                                                                                      SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                                 ----------------------------     ------------------
                                                 1994      1995      1996 (1)     1996      1997 (2)
                                                 -----     -----     --------     -----     --------
Net sales......................................  100.0%    100.0%      100.0%     100.0%      100.0%
Cost of goods sold.............................   57.6      52.5        54.5       53.5        59.0
                                                 -----     -----       -----      -----       -----
Gross profit...................................   42.4      47.5        45.5       46.5        41.0
Expenses:
  Selling, general and administrative..........   25.9      28.8        28.7       27.2        26.4
  Engineering and product development..........    2.9       2.7         2.4        2.0         1.8
  Acquisition related expenses.................     --        --        12.3         --        17.8
                                                 -----     -----       -----      -----       -----
          Total expenses.......................   28.8      31.5        43.4       29.2        46.0
                                                 -----     -----       -----      -----       -----
Operating income (loss)........................   13.6      16.0         2.1       17.3        (5.0)
Other income (expense):
  Interest income..............................    0.1       0.2         1.3        0.9         0.2
  Interest expense.............................   (0.8)     (0.6)       (0.6)      (0.6)       (0.8)
  Other income, net............................    0.6       0.5         0.6        0.4         0.3
                                                 -----     -----       -----      -----       -----
          Total other income (expense).........   (0.1)      0.1         1.3        0.7        (0.3)
                                                 -----     -----       -----      -----       -----
Income (loss) before income taxes and minority
  interest.....................................   13.5      16.1         3.4       18.0        (5.3)
Provision for income taxes.....................   (5.0)     (6.9)       (7.2)      (8.7)       (4.3)
Minority interest share of loss................     --        --         0.2        0.3         0.0
                                                 -----     -----       -----      -----       -----
Net income (loss)..............................    8.5%      9.2%       (3.6)%      9.6%       (9.6)%
                                                 =====     =====       =====      =====       =====

------------
(1) Includes a one-time write-off of purchased research and development costs of $4.6 million in 1996 related to the acquisition of CompuRoute.

(2) Includes a one-time write-off of purchased research and development costs of $5.7 million for the six months ended June 30, 1997 related to the acquisition of SVTR and the estimated costs to move SVTR's manufacturing operations from California to Arizona during 1997 for $500,000, net of taxes.

SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

     Net Sales. Net sales for the six months ended June 30, 1997 were $34.6 million, an increase of 78.4% over net sales of $19.4 million for the six months ended June 30, 1996. This increase of $15.2 million in net sales was a result of the Company's acquisition of its ATE test board and wafer prober products and services business ($8.6 million), higher domestic order rates for the Company's probe card and interface products ($5.4 million), and increased international sales ($1.2 million).

     Gross Profit. Gross profit for the six months ended June 30, 1997 was $14.2 million, an increase of 57.8% over gross profit of $9.0 million for the same period in 1996. Gross margin decreased from 46.5% for the six months ended June 30, 1996 to 41.0% for the same period in 1997. The decrease in gross margin was primarily a result of a change in product mix due to the two recent acquisitions. Approximately 25% of net sales in the period were attributed to ATE test boards and wafer prober products and services. Both product lines have lower gross margins than the Company's core products of probe cards and ATE interfaces.

     Selling, General and Administrative. Selling, general and administrative expenses were $9.1 million, or 26.4% of net sales, for the six months ended June 30, 1997, compared to $5.3 million, or 27.2% of net sales, for the same period in 1996, an increase of 71.6%. The increase in selling, general and administrative expenses resulted primarily from the two recent acquisitions, the start up of the joint venture with Upsys, and the continued domestic and international expansion. Of the increase, $2.3 million, or 60.5%, was attributable to the two recent acquisitions and the joint venture with Upsys.

     Engineering and Product Development. Engineering and product development expenses were $618,000, or 1.8% of net sales, for the six months ended June 30, 1997, compared to $378,000, or 2.0% of net sales, for the same period in 1996. These increased expenses resulted from the Company's two recent acquisitions and from the Company's continued emphasis on engineering and product development in an effort to anticipate and address technological advances in semiconductor testing. Total expenses were partially offset by increased project funding receipts from collaboration on engineering and product development with certain customers and the re-assignment of personnel and other resources to the joint venture with Upsys.

     Acquisition Related Expenses. Acquisition related expenses totaled $6.2 million and were related to the acquisition of SVTR. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon their estimated fair values. The value of the purchased research and development in connection with the acquisition was $5.7 million. The state of the research and development products/processes was not at a technologically feasible or commercially viable stage. Therefore, consistent with generally accepted accounting principles, the Company took a one-time charge for the full value of the purchased research and development. The remaining $500,000 of acquisition related costs was the estimated cost to move SVTR's manufacturing operations from California to Arizona during 1997.

     Interest Income. Interest income was $68,000 for the six months ended June 30, 1997, compared to $168,000 for the same period in 1996. The decrease was a result of utilizing cash in the fourth quarter of 1996 and in the first quarter of 1997 in the two recent acquisitions.

     Interest Expense. Interest expense was $297,000 for the six months ended June 30, 1997, compared to $116,000 for the same period in 1996. The majority of the 1997 increase in interest expense was due to the debt acquired in the two recent acquisitions.

     Provision for Income Taxes. The provision for income taxes for the six months ended June 30, 1997 was $1.5 million, which represented an effective tax rate of 39.0% (excluding the nondeductible acquisition related expenses of $5.7 million), compared to $1.7 million, which represented an effective rate of 48.4% for the same period of 1996. The decreased effective tax rate, as adjusted for 1997, was due to the benefit of CompuRoute's net operating loss carryforward and partial use of net operating loss carryforwards from foreign subsidiaries.

     Minority Interest Share of Loss. The minority interest share of loss of $29,000 for the six months ended June 30, 1997 represented the combined total of the Company's joint venture partners' $21,000 share of the income from the Company's Asian operations and the Company's joint venture partner's $50,000 share of the loss from the joint venture with Upsys. For the six months ended June 30, 1996, the minority interest share of loss of $62,000 represented the Company's joint venture partners' share of the loss from the Company's Asian operations.

     Net Income (Loss). Net loss for the six months ended June 30, 1997 was $3.3 million compared to net income of $1.9 million for the same period in 1996. Excluding the acquisition related expenses, net income for the six months ended June 30, 1997 would have been $2.7 million, or 7.8% of net sales, compared to 9.6% of net sales for the six months ended June 30, 1996.

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Net Sales. Net sales for 1996 were $37.3 million, an increase of 43.5% over net sales of $26.0 million for 1995. The increase in net sales reflected a continuation of higher order rates for the Company's probe card products and increased international sales. International net sales in 1996 were $7.3 million compared to $3.0 million in 1995, an increase of 147.0%, primarily attributable to the international expansion in Scotland in 1995 and Singapore in 1996.

     Gross Profit. The gross profit for 1996 was $17.0 million, an increase of 37.1% from the gross profit of $12.4 million for 1995. Gross margin decreased from 47.5% in 1995 to 45.5% in 1996. The decrease in gross margin was primarily a result of a change in product mix, which included a higher ratio of lower margin ATE interface product sales as well as higher fixed costs related to increased manufacturing capacity to meet anticipated customer demand and maintain satisfactory delivery schedules.

     Selling, General and Administrative. Selling, general, and administrative expenses were $10.7 million, or 28.7% of net sales, for 1996, compared to $7.5 million, or 28.8% of net sales, for 1995, an increase of 42.7%. The increase in selling, general, and administrative expenses resulted primarily from the increase in fixed general and administrative costs due to the Company's continued domestic expansion and the start-up of Asian operations.

     Engineering and Product Development. Engineering and product development expenses were $903,000, or 2.4% of net sales, for 1996, an increase of 27.7% over $707,000, or 2.7% of net sales, for 1995. These increased expenses resulted from the Company's continued emphasis on engineering and product development in an effort to anticipate and address technological advances in semiconductor testing. During 1995, the Company was awarded two engineering and product development contracts by SEMATECH, the U.S. semiconductor industry consortium. The Company also performs ongoing contract engineering and product development in collaboration with customers. Revenues from these collaborations are accounted for as an offset to the total expenses incurred for the respective projects.

     Acquisition Related Expenses. Purchased research and development costs from the December 1996 acquisition of CompuRoute totaled $4.6 million. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon their estimated fair values. The value of purchased research and development in connection with the acquisition was $4.6 million. The state of the research and development products/processes was not at a technologically feasible or commercially viable stage. Therefore, consistent with generally accepted accounting principles, the Company took a one-time charge for the full value of the purchased research and development.

     Interest Income. Interest income was $467,000 in 1996, compared to $45,000 for 1995. This increase is attributable to the interest earned on the net proceeds from the issuance of Series A Convertible Preferred Stock in January 1996.

     Provision for Income Taxes. The provision for income taxes increased to $2.7 million, which represented an effective tax rate of 46.3% for 1996 (excluding the nondeductible acquisition related expenses of $4.6 million), compared to $1.8 million, which represented an effective rate of 43.0% for 1995. The increased effective tax rate, as adjusted for 1996, was due primarily to the benefit in 1995 of the Company's net operating loss carryforwards and the tax benefit of research tax credits.

     Minority Interest Share of Loss. The minority interest share of loss of $95,000 for 1996 represented the Company's joint venture partners' share of the loss from the Company's Asian operations.

     Net Income (Loss). Net loss for 1996 was $1.4 million, compared to the income of $2.4 million for 1995. Excluding acquisition related expenses, net income for 1996 would have been $3.2 million, or 8.6% of net sales for 1996, compared to 9.2% of net sales for 1995.

YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     Net Sales. Net sales for 1995 were $26.1 million, an increase of 82.5% over $14.3 million for 1994, primarily as a result of increased sales of its probe card products. The increase in net sales was primarily due to an increase in market share and continued strength in the semiconductor industry.

     Gross Profit. The gross profit for 1995 was $12.4 million, an increase of 106.7% from the gross profit of $6.0 million for 1994. Gross margin increased from 42.4% in 1994 to 47.5% in 1995. The increase in gross margin resulted primarily from fixed costs allocated over a larger net sales base.

     Selling, General and Administrative. Selling, general, and administrative expenses increased to $7.5 million, or 28.8% of net sales, for 1995, compared to $3.7 million, or 25.9% of net sales, for 1994. The increased selling, general, and administrative expenses resulted primarily from the increase in fixed general and administrative costs due to the Company's continued expansion and the acquisition of Fresh Test.

     Engineering and Product Development. Engineering and product development expenses were $707,000, or 2.7% of net sales, for 1995, compared to $407,000, or 2.9% of net sales, for 1994, reflecting an expansion of engineering and product development efforts.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents unaudited consolidated financial results for each of the 10 quarters in the period ended June 30, 1997. The Company believes that all necessary adjustments have been included to present fairly the quarterly information when read in conjunction with the Consolidated Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.

                                                                   THREE MONTHS ENDED
                        ---------------------------------------------------------------------------------------------------------
                                        1995                                      1996                              1997
                        -------------------------------------   -----------------------------------------   ---------------------
                        MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31   JUN. 30   SEP. 30   DEC. 31 (1)   MAR. 31 (2)   JUN. 30
                        -------   -------   -------   -------   -------   -------   -------   -----------   -----------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.............  $4,963    $6,172    $6,834    $8,131    $9,700    $9,660    $8,799      $ 9,149       $15,899     $18,684
Gross profit..........   2,272     3,024     3,283     3,816     4,528     4,485     3,861        4,091         6,505       7,675
Operating income......   1,002     1,052       885     1,245     1,817     1,542       920        1,058         1,879       2,556
Net income............     565       615       512       711     1,007       861       663          692         1,069       1,589
Fully diluted net
  income per share....  $ 0.14    $ 0.13    $ 0.10    $ 0.14    $ 0.18    $ 0.15    $ 0.11      $  0.13       $  0.17     $  0.24
AS A PERCENTAGE OF NET SALES:
Net sales.............   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %      100.0%        100.0%      100.0%
Gross profit..........    45.8      49.0      48.0      46.9      46.7      46.4      43.9         44.7          40.9        41.1
Operating income......    20.2      17.0      12.9      15.3      18.7      16.0      10.5         11.6          11.8        13.7
Net income............    11.4 %    10.0 %     7.5 %     8.7 %    10.4 %     8.9 %     7.5 %        7.6%          6.7%        8.5%

------------
(1) Does not include a one-time write-off of purchased research and development costs of $4.6 million for the three months ended December 31, 1996, or $0.86 per share, related to the acquisition of CompuRoute.

(2) Does not include a one-time write-off of purchased research and development costs of $5.7 million for the three months ended March 31, 1997, or $0.90 per share, related to the acquisition of SVTR nor an accrual during the same period for the estimated costs to move SVTR's manufacturing operations from California to Arizona for $500,000, or $0.05 per share, net of taxes, for a total of $0.95 per share.

     Quarterly results can be affected by a number of factors, including the cyclical nature of the semiconductor industry, market acceptance of the Company's products, product mix, customer order patterns, competition, the availability and cost of raw materials and production capacity, and the Company's ability to respond to technological advances.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations and capital requirements primarily through cash flow from operations, equipment lease financing arrangements, and sales of equity securities. In January 1996, the Company completed a private placement of Series A Convertible Preferred Stock, which raised net proceeds of $9.4 million. The net proceeds have been used in domestic and international expansion and acquisition of companies and technologies. As of June 30, 1997, cash and cash equivalents were $1.5 million, compared to $5.6 million at December 31, 1996, and $264,000 as of December 31, 1995.

     The Company generated $2.9 million of cash from operating activities for the six months ended June 30, 1997, compared to $1.2 million for the six months ended June 30, 1996. The Company generated $5.7 million, $1.6 million, and $1.5 million of cash from operating activities for the years ended December 31, 1996, 1995, and 1994, respectively.

     Accounts receivable increased $4.1 million, or 73.2%, to $9.7 million at June 30, 1997 from $5.6 million at December 31, 1996. Of this increase, $884,000 resulted from the acquisition of SVTR with the balance a result of increased sales. Inventories increased $2.7 million, or 68.9%, over December 31, 1996 to $6.5 million at June 30, 1997. The increase resulted primarily from the acquisition of SVTR.

     Accounts payable and accrued expenses increased $3.3 million, or 76.4%, to $7.7 million at June 30, 1997. The increase resulted from the acquisition of SVTR and the Company's continued expansion activities.

     The current portions of notes payable and capital leases increased to $2.7 million at June 30, 1997 from $763,000 at December 31, 1996, primarily as a result of the Company's recent acquisition of SVTR. The Company borrowed approximately $2.0 million from its revolving line of credit during the second quarter to pay off notes payable and capital lease obligations of CompuRoute and SVTR, whose obligation interest rates were higher than the Company's borrowing rate.

     Working capital decreased $3.0 million, or 30.0%, to $7.0 million at June 30, 1997 from December 31, 1996. The current ratio decreased from 2.6 at December 31, 1996 to 1.6 at June 30, 1997. These decreases were due primarily to the use of $2.8 million in the SVTR acquisition.

     The Company used $5.5 million of cash for investing activities for the six months ended June 30, 1997, compared to $4.4 million for the six months ended June 30, 1996. The Company used $10.2 million, $2.0 million, and $1.4 million of cash for investing activities for the years ended December 31, 1996, 1995, and 1994, respectively. Cash for investing activities was primarily used for capital expenditures and, in 1996, for the acquisition of CompuRoute.

     The Company increased its investment in property, plant, and equipment during the six months ended June 30, 1997 by $2.3 million, or 20.3%, to $13.8 million. This increase was attributable to the acquisition of SVTR and the Company's efforts to expand capacity to meet customer demand for its products. These capital expenditures were funded from cash flow from operations and proceeds from the private placement of the Series A Convertible Preferred Stock.

     The Company used $1.4 million of cash in financing activities for the six months ended June 30, 1997, compared to $9.8 million of cash generated from financing activities for the six months ended June 30, 1996. Cash generated from financing activities in 1996 relates primarily to the net proceeds from the issuance of the Series A Convertible Preferred Stock. The Company generated $9.7 million and $33,000 of cash from financing activities for the years ended December 31, 1996 and 1994, respectively, and used $95,000 of cash in financing activities for the year ended December 31, 1995.

     On December 27, 1996, the Company assumed a demand note for approximately $1 million on the purchase of land and building occupied by CompuRoute. As of June 30, 1997, the interest rate was 9.50%, with an outstanding balance of $1.0 million.

     In February 1997, the Company entered into a $10.0 million unsecured revolving line of credit, which matures August 15, 1998, with its primary lender, Wells Fargo Bank. Advances under the revolving line may be made as prime rate advances, at the Bank's prime lending rate, or as LIBOR rate advances, which bear interest at 175 basis points in excess of the LIBOR base rate. At June 30, 1997, the Company had approximately $2 million outstanding from LIBOR rate advances with an interest rate of 7.625%.

     In May 1997, the Company entered into a $3.0 million lease line of credit, which matures February 28, 1998, with Banc One Leasing Corporation. The maximum term for each lease schedule will not exceed 60 months. Pricing will be indexed to like term treasuries plus 170 basis points. The advances will be collateralized by the underlying leased manufacturing equipment, furniture, fixtures, software and/or hardware. At June 30, 1997 no advances had been made under the agreement.

     The Company's total borrowings at June 30, 1996 were $5.3 million, including notes payable of $2.6 million and capital leases of $1.7 million.

     The Company believes that its working capital, together with the loan commitments described above, anticipated cash flow from operations, and net proceeds from this offering will provide adequate sources to fund operations for at least the next 12 months. The Company anticipates that any additional cash requirements for operations or capital expenditures will be financed through cash flow from operations, by borrowing from the Company's primary lender, by lease financing arrangements, or by sales of equity securities. There can be no assurance that any such financing will be available on acceptable terms and that any additional equity financing, if available, would not result in additional dilution to existing investors.

SUBSEQUENT EVENTS

     On August 18, 1997, a letter of understanding detailing the settlement of certain open terms related to the purchase of SVTR by the Company on January 15, 1997 was signed by the former owners of SVTR. In general, the letter of understanding requires these former owners to return 125,000 shares of Common Stock currently held in escrow to the Company. In addition, the former owners are required to release any claims or interests they may have to receive any payments or shares of Common Stock with respect to an earnout provision detailed in the January 15, 1997 agreement of merger between the two entities. Upon completion and execution of documentation evidencing the terms of the letter of understanding, both parties will release the other from any future liability related to the purchase of SVTR by the Company. If the letter of understanding is ultimately consummated through a formal agreement between the two parties, the Company anticipates recording an estimated one-time $1.2 million reduction in acquisition related expenses at the time the formal agreement is signed.

     On August 28, 1997, the Company redeemed the remaining 330 shares of Series A Convertible Preferred Stock for approximately $5.3 million in cash. The redemption was funded through advances on the Company's line of credit.

                                    BUSINESS

     Cerprobe offers comprehensive solutions for semiconductor test integration and is a leading manufacturer of probe cards, ATE interface assemblies, and ATE test boards. The Company believes it is the only company that designs, manufactures, and assembles each of the electromechanical components that assure the integrity of the electrical test signal that passes from the automatic test equipment ("ATE") to the IC device under test ("DUT"). The Company also refurbishes, reconfigures, and services wafer probers. The Company's products and services enable semiconductor manufacturers to test integrated circuits ("ICs") in wafer form and as packaged ICs. Testing ICs assures IC quality, reduces manufacturing costs, improves the accuracy of manufacturing yield data, and identifies repairable memory ICs.

     The Company has grown its business and expanded its product lines primarily through internal product development. The development of the Company's CerCard technology in 1990 served as the foundation for the growth of the Company's core probe card business. The Company has also grown through strategic acquisitions and joint ventures. The acquisition of Fresh Test Technology Corporation ("Fresh Test") in April 1995 enabled the Company to expand its product line to include ATE interface assemblies. The acquisition of CompuRoute, Inc. ("CompuRoute") in December 1996 enabled the Company to offer ATE test boards, the Company's first packaged IC testing product. In January 1997, the Company acquired SVTR, Inc. ("SVTR"), which refurbishes, reconfigures, and services wafer prober equipment. Recently, the Company entered into a strategic international joint venture with Upsys for the assembly of a memory IC testing product, which the Company will distribute in the United States and Asia. Upsys is a joint venture between IBM and a French test and engineering company. In addition, the Company established an international joint venture with Mitsubishi Materials to develop next generation probe card technology.

     The Company maintains regional full service facilities in Arizona, California, and Texas, as well as sales offices in Colorado, Florida, Massachusetts, and Oregon to serve the U.S. market for its products and services. The Company also maintains a full service facility in Scotland to serve the European market and full service facilities in Singapore and Taiwan to serve the Southeast Asian market. Each of the Company's facilities is located in proximity to major semiconductor manufacturing centers. The Company's focus on high quality products and innovative technologies has enabled it to establish strong relationships with leading worldwide semiconductor manufacturers. In 1996, the Company's top five customers were Intel, Motorola, LSI Logic, IBM, and Hewlett-Packard.

INDUSTRY OVERVIEW

     The IC market is a high volume, high growth commodity market characterized by rapid technological change. According to independent semiconductor market research, worldwide production of ICs increased from approximately 34 billion units in 1992 to in excess of 49 billion units in 1996.

     Growing demand for ICs has driven the increased demand for semiconductor testing products, such as probe cards, ATE interface assemblies, ATE test boards and wafer probing equipment. Because probe cards, and to a lesser extent ATE test boards, are consumable products rather than capital equipment, the rapid unit growth of ICs and new IC designs are in particular fueling the demand for probe cards and ATE test boards. VLSI Research Inc. ("VLSI"), an independent semiconductor market research company, estimated the worldwide market for probe cards in 1997 to be approximately $400 million. The Company estimates that the market for ATE test boards is approximately $300 million. Based upon VLSI and other industry data on projected sales of new material handling equipment (wafer probers/handlers), the Company estimates the market for ATE interface assemblies to be $150 million.

     The long-term growth in demand for ICs and the required production capacity to meet this demand drives the market for wafer prober equipment and services as well. The market for wafer probers and associated equipment in new and existing IC fabrication facilities ("fabs") in 1997 is estimated by VLSI to be approximately $500 million. Because of the escalating costs of new fabs, reconditioned and reconfigured wafer probers increasingly are being utilized by manufacturers in order to extend the life of existing fabs and minimize capital expenditures. As a result of the increasing size and the age of the installed base of wafer probers, the Company expects the demand for wafer prober reconditioning and refurbishing services to increase; however, there can be no assurance that such an increase will occur.

     In addition to the rapid unit growth in ICs, technological advances in ICs have also fueled the increased demand for semiconductor testing products. IC technology is changing rapidly due to constantly increasing demand for greater functionality and higher processing speeds. Advances in IC design and process technologies have enabled manufacturers to meet these demands by producing smaller ICs with ever greater circuit densities, higher pin counts, more varied configurations, and increased complexity. The intense competition among semiconductor manufacturers to be first to market with a new IC and gain a competitive edge has caused design and production cycles to continue to shrink. As a result of the increased complexity of ICs and shorter product life cycles, demand for sophisticated test products that can be produced in short lead times has increased.

     These trends in the IC market have caused corresponding trends in the probe card, ATE interface assembly, and ATE test board markets, as well as in the market for wafer prober equipment and services. IC manufacturers are placing added emphasis on greater test accuracy, testing at higher speeds, multiple DUT testing, and quicker turnaround times for probing devices and packaged testing products. As IC technology has become increasingly sophisticated and complex, it has become more difficult for IC manufacturers to maintain the necessary technology, expertise, personnel, and equipment to design and produce internally all of the various components required to carry the electrical signal between the ATE tester and the DUT. The Company believes competitive market conditions have led manufacturers to rely increasingly on outsourcing to reduce their own investment in the personnel, equipment, and facilities necessary for the specialized design and manufacturing of testing products in order to concentrate on the design, production, and distribution of their core IC products.

INTEGRATED CIRCUIT TESTING

     Semiconductor manufacturers test ICs during the design and manufacturing processes to assure IC quality, reduce manufacturing costs, improve the accuracy of manufacturing yield data, and identify repairable memory ICs. Semiconductor manufacturers generally test each IC two or three times before completion of the fabrication process in order to maintain high manufacturing yields and acceptable profit margins. The increased cost associated with manufacturing ICs has increased the importance of IC testing in the manufacturing process.

  Wafer Probing

     Most semiconductor manufacturers test ICs in wafer form by probing each individual IC to determine whether it meets design specifications. Probing involves establishing temporary electrical contact between the ATE and the DUT. The ATE transmits electrical signals to the ICs and analyzes the signals upon their return. The testing of ICs in wafer form is important to avoid incurring the significant expense of assembling and packaging ICs that do not meet specifications. The principal components of a wafer probing system include: (i) the ATE, which is capital equipment that transmits the electrical signals to the IC and evaluates the signals upon their return; (ii) the ATE test board, a complex, multilayer printed circuit board ("PCB") that is mounted directly to the ATE and transfers the test signals between the ATE and the pogo tower of the ATE interface assembly; (iii) an ATE interface assembly, typically consisting of a pogo tower, lock ring, and insert ring, that mechanically connects the ATE with the wafer prober and carries the electrical signals between the ATE and the probe card attached to the wafer prober; (iv) a probe card, which consists of a complex, multilayer PCB and numerous probes positioned to "touch down" on or make electrical contact with metallized test pads on the IC; and (v) a wafer prober, which is the capital equipment that moves the wafers into position enabling the probe card probes to touch down on the test pads.

     During the probing process, the wafer prober successively positions each IC on a wafer so that the pads on the IC align and make contact with the probes on a probe card. The ATE transmits electrical signals through the ATE interface assembly to the probe card. The ATE evaluates the return signals from the probe card to determine whether each IC meets design specifications. Depending on the complexity of the DUT, the probe testing of a single IC can last from a few milliseconds to over a minute.

  Package (Final) Testing

     ICs that pass the initial testing at the wafer level are separated from the wafer and bonded onto plastic, ceramic, or other packages with extended leads. The packaged IC must then be tested to validate design and performance specifications. Packaged devices are loaded into a machine called a handler. The ATE test board is placed on the ATE, and the ATE is coupled to the handler using an ATE interface assembly. The handler, which performs a function similar to the wafer prober in the wafer test process, successively positions each IC into a test socket device that is connected to the ATE test board. The ATE tests the IC and evaluates the return signals to determine whether a particular IC meets performance specifications. After package testing, the handler sorts the IC devices according to test performance.

     The schematic below illustrates the wafer test and package test steps in the manufacturing cycle of an IC:

                               [CERPROBE GRAPHIC]

THE COMPANY'S STRATEGY

     The Company believes it is a leader in providing high quality semiconductor testing products and services. The Company's goal is to enhance its leadership position and increase its domestic and international market share. The Company's strategy to achieve its goal includes the following key elements:

     - Provide Comprehensive Solutions for Semiconductor Test Integration. The Company is focused on providing its worldwide customers with comprehensive solutions for semiconductor test integration, consisting of each of the electromechanical components necessary to assure the integrity of the electrical test signal. Historically, each component of the testing system has been supplied by different vendors. The Company believes IC manufacturers increasingly are seeking a single source provider capable of supplying comprehensive solutions for the components necessary to assure a clean test signal. The Company believes it is the only company that designs, manufactures, and assembles each of the components in the critical test signal path. The Company intends to capitalize on its market position and technical expertise by broadening existing product lines through internally developed products and as appropriate through acquisitions or joint ventures.

     - Maintain Strong Customer Relationships. The Company intends to continue to maintain its long standing relationships with its broad customer base, which includes leading semiconductor manufacturers such as Intel, Motorola, and IBM, as well as with emerging companies. Engineering, sales, and management personnel collaborate closely with customer counterparts to determine customer needs and specifications, and custom design specific testing solutions. The Company has accumulated substantial design expertise through these collaborations and believes this expertise, along with its in-house staff of over 100 engineers and designers, provides it with a competitive advantage in meeting customer requirements for increasingly sophisticated testing products. To help meet the demanding service needs of the semiconductor manufacturing industry, all of the Company's facilities are located in proximity to semiconductor manufacturing centers in the United States, Europe, and Asia.

     - Expand Global Presence. The Company believes that the international market for its products is at least as large as the domestic market. The Company intends to continue its expansion into international markets, including Europe and Asia, and has begun to pursue these markets by aggressively mounting a focused sales and marketing effort directed at key semiconductor manufacturers. To date, the Company's international expansion includes the establishment of full service facilities in Scotland, Singapore, and Taiwan. The Company also intends to enter the Japanese market within the next 18 months through a joint venture arrangement with local Japanese partners. In the Company's overseas operations, the Company employs managers native to such markets to minimize language and cultural barriers and provide market-specific technical and operational insight.

     - Focus on Technological Innovation. The Company custom designs or customizes its products to manufacturers' particular IC design specifications. Changes in the IC design require changes in the probe card and, depending on the design change, in the ATE test board. Consequently, the Company continually develops new designs and product enhancements. The Company collaborates with IC manufacturers and semiconductor equipment manufacturers to anticipate and address technological advances in semiconductor testing and to improve performance of its products. SEMATECH, the U.S. semiconductor industry consortium that defines the standards for future semiconductor products, awarded the Company research and development contracts in 1995. The Company is focusing its engineering and new product development efforts toward producing a variety of high performance custom designed products to test more complex ICs and to test at higher speeds. In addition, the Company is developing a next generation probe card through a joint development relationship with Mitsubishi Materials Corporation.

     - Provide Quality Products and Services. The Company believes it has developed a reputation as a leader in providing high quality products and services. This high quality level is achieved through a robust, documented, and controlled manufacturing process, and the application of sound quality management policies and practices. The Company's use of advanced metrology tools, which ensure precise measurement of all key product parameters, is a cornerstone of its quality management system. The Company believes that its design capabilities, customer focus, and production methods enhance its ability to provide its customers with high quality products and services with quick turnaround times.

PRODUCTS AND SERVICES

     Historically, each component of the IC testing system has been supplied by different vendors. As a result, IC manufacturers frequently have been left with the task of combining separate components from many small vendors into a single integrated testing system. The Company believes IC manufacturers increasingly are seeking a single source provider capable of supplying comprehensive solutions for the components necessary to assure a clean test signal between the testing equipment and the DUT. Through its manufacture of probe cards, ATE interface assemblies, and ATE test boards and through its wafer prober services, the Company is able to be a single source provider for its customers.

  Probe Card Products

     The Company believes it is the leading U.S. producer of probe cards, which constitute the majority of the Company's business. Probe cards accounted for approximately 81% of net sales in 1996. Probe card sales continue to grow; however, as a result of the CompuRoute and SVTR acquisitions and the related new product and service offerings in 1997, the Company expects that probe cards will account for a smaller percentage of 1997 net sales. Probe card sales accounted for approximately 67% of net sales for the first six months of 1997.

     The probe card consists of a complex, multilayer (some in excess of 25 layers) PCB and utilizes a number of probes designed to contact (or "probe") separately a series of electrical contact points (or "pads") on the IC in wafer form. At the point of contact with the wafer, each probe is significantly smaller than a human hair. The majority of the Company's probe cards have fewer than 200 probes; the Company's complex probe cards can have more than 1,500 probes. Because the type and complexity of ICs vary, the number and positioning of the probes and the size of each probe card must be custom designed for the specific IC being tested to ensure proper alignment.

     The probe testing of a single IC can last from a few milliseconds to over a minute, depending on the complexity of the semiconductor device. Unlike the capital equipment used in the semiconductor manufacturing process, probe cards are considered consumable products. The Company believes the average life of a probe card is approximately three months, which provides for 200,000 to 500,000 touchdowns with each touchdown generally representing the testing of a single IC. However, probe cards for application specific integrated circuits ("ASICs") might be used to test a single batch order of 50,000 ICs and then discarded. The Company estimates that about one-third of its probe cards become obsolete within six months of being placed into service, primarily as a result of customer initiated design changes. However, damage due to faulty test handling equipment or operator error can render a probe card useless prior to the expiration of its normal life.

     The Company has invested over 20 years in the design of different types of probe card components and the manufacturing processes required to assemble a finished probe card. Because the signals carried by the probe card are complex and vary by customer, the Company manufactures many types of probe cards.

     The Company's probe card products utilize three technologies:

          Epoxy ring technology uses probes that connect directly to a printed circuit board. Probe cards using this type of technology are capable of high speed, high density probing. The Company introduced its first ceramic based epoxy ring probe card, the CerCard, in October 1990. Sales of ceramic based epoxy ring probe cards generated approximately 56% of the Company's net sales for the first six months of 1997. The Company anticipates that such cards will continue to account for a substantial portion of its net sales.

          Ceramic blade technology uses a ceramic blade attached to a needle designed to make contact with the IC pads. Probe cards using ceramic blade technology, which was developed and patented by the Company, are capable of low speed, low density probing. With optional features, the ceramic blade can be used for high speed probing.

          Cobra probe (buckle beam) technology uses vertical probes that match the pattern of the pads on the IC being tested. This technology allows for the probing of pads in the center of an IC and is used generally for high density applications. Vertical contact probing is particularly well-suited for multiple-IC and memory IC testing. In May 1997, the Company entered into a joint venture with a French semiconductor testing and engineering company to assemble and repair the Cobra probe card, which is based on technology originally developed by IBM. The Company will be the exclusive distributor for the product in the United States and Asia.

     The Company's probe cards generally range in price from $500 to $65,000, depending upon the complexity and performance specifications of the probe cards.

  ATE Interface Assemblies

     The Company entered the ATE interface business through the acquisition in April 1995 of Fresh Test, a company engaged primarily in the design, manufacture, and sale of ATE interface products. An ATE interface assembly securely connects the ATE to the wafer prober or handler and is used to carry signals from the ATE to the DUT. An interface assembly typically consists of custom mechanical docking hardware such as a lock ring and insert ring, as well as two intricate multilayer PCBs connected by either a system of cables or, increasingly, spring-loaded "pogo" contact pins. Interface assemblies range from small, single board, cable-type interfaces for less complex systems to high speed, high frequency, digital or mixed signal interfaces used in testing more complex ICs. One end of the interface connects to the ATE and the other to either a probe card fixture mounted on a prober or a test socket mounted to a handler for packaged IC testing. In each case, the reliability of the test is highly dependent on maintaining the integrity of the signal between the ATE and the IC being tested.

     Each ATE interface assembly is custom designed or customized for each application. The Company's ATE interface product line transmits a clean signal from the ATE to the probe card or test socket and carries a return signal back to the ATE after the circuit processes the signal. The Company's ATE interface products are designed to optimize the integrity of return signal data through the reduction of channel crosstalk and the matching of delay times and impedance, thereby increasing the accuracy of the test data. Because the Company's ATE interface assemblies enable the ATE to provide reliable yield data by allowing for clear signal transmission, its interfaces can also be cost saving devices. The Company's interface assemblies feature ease of mechanical installation and facilitate access to the probe card or test socket during testing.

     The ATE and related wafer prober and handler typically have useful lives of five to seven years. While the Company's ATE interface assemblies have a similar useful life, any upgrade of the ATE or reconfiguration of the prober or handler used with a specific ATE requires a new ATE interface assembly. As a result, the Company believes its ATE interface products have an average life of two to three years.

     The Company's ATE interface assemblies range in price from $1,000 to $65,000.

  ATE Test Boards

     Through the acquisition of CompuRoute in December 1996, the Company expanded its product offerings to include custom-designed ATE test boards. The CompuRoute acquisition also enabled the Company to internalize the fabrication of PCBs, which are a critical component in its probe card and ATE interface assembly products, rather than rely exclusively on third party PCB manufacturers.

     ATE test board products are also referred to as prober interface boards, DUT boards, load boards, or performance boards, depending on whether the ATE test board is used for wafer probing or package testing. The Company has developed a database for different ATE designs, which are used as starting designs and customized for the particular IC to be tested. The ATE test board is a complex, multilayer PCB that is mounted to the ATE and transfers the test signals between the ATE and the ATE interface assembly of a wafer prober or handler. ATE test boards were the Company's first packaged IC testing product.

     The Company believes its ATE test boards have an average life of one year although their useful life could be much longer. The Company's ATE test board products range in price from $2,000 to $30,000.

  Wafer Prober Products and Services

     Through the acquisition of SVTR in January 1997, the Company expanded its services to include refurbishing, reconfiguring, and servicing wafer probers. The wafer prober positions each IC on a wafer so that the pads on the IC align and make contact with the probes on the probe card, which is mounted on the wafer prober. The Company currently is focusing its services on wafer probers originally manufactured by Electroglas, Inc. ("Electroglas"), because the Company believes that Electroglas has the largest installed base of wafer probers in the world, outside of Japan.

     Prober refurbishment requires the Company to overhaul, reprofile, and recertify its customers' wafer probers. Refurbishing extends the life of the equipment, deferring the need to buy new capital intensive probing equipment. The Company develops independent sources for most of the components necessary for refurbishment or internally produces the part, particularly when the required part has been discontinued by the original equipment manufacturer.

     Prober reconfiguration requires the Company to retrofit its customers' wafer probers to handle larger diameter wafers and improve the accuracy of wafer positioning. The Company has developed the components and processes necessary to reconfigure probers originally designed to handle four and six-inch wafers to the current advanced fab requirement of eight-inch wafers. Many fab production managers consider conversion of their existing four and six-inch equipment as an effective way to optimize their capital equipment budgets and an expedient way to upgrade to eight-inch wafer capability. Additionally, each conversion provides the Company with salvageable components, which can be reconditioned and used for the Company's service and repair business. The Company also converts older generation four-inch probers into a single unit that is able to handle five and six-inch wafers. The demand for six-inch wafer probers remains strong, especially in developing nations. The Company recently introduced a reaccurization service in which the customer's existing six-inch wafer probers are reprofiled and upgraded beyond their originally manufactured specifications to achieve the greater accuracy and performance that is required by many current standards. Additionally, the Company has developed add-on and enhancement products, including an automatic wafer transfer/handling system, and probe-to-pad alignment positioning products.

     The Company also provides other prober services, including providing on-site maintenance and repair services and replacement parts for wafer probers through a network of direct and contract field service personnel in the United States, Europe, and parts of Asia.

     The Company's wafer prober products and services range in price from $25,000 to $150,000 per unit, depending on options.

ENGINEERING AND PRODUCT DEVELOPMENT

     The customized nature of the Company's products results in ongoing engineering and product development being included in the cost of goods sold for the Company's products. In addition, the Company has devoted and will continue to devote substantial resources to materials and process engineering and product development. Engineering and new product development expenses were $417,000, $707,000, and $903,000 for the years ended December 31, 1994, 1995, and 1996, respectively,
which represented 2.9%, 2.7%, and 2.4% of net sales, respectively. The Company employs over 100 engineers and designers.

     During 1995, the Company was awarded two engineering and product development contracts with SEMATECH, a consortium of leading U.S. semiconductor manufacturers and the U.S. government formed to promote technological innovation in the U.S. semiconductor industry. In the first agreement with SEMATECH, the Company concentrated on the extension of present technology to include tighter pitches (i.e. placing probes closer together) as well as developing higher frequency testing characteristics. The second agreement with SEMATECH called for the Company to determine the best solution for probing the interior contact points of semiconductors. The Company retains the rights to any technology developed by it through these engineering and product development efforts. The Company also believes it gains an added benefit from the SEMATECH relationship by being able to work with its semiconductor manufacturer customers to anticipate and address technological advances in semiconductor processing and testing.

     The Company has from time to time collaborated with certain customers that pay the Company to develop new products. Funds received from such engineering and product development are accounted for as offsets to the total expenses for the related project.

     The Company recently entered into a joint development agreement with Mitsubishi Materials Corporation to accelerate the research and development of the Company's next generation probe card, which will utilize the Company's proprietary technology to address increasing demand for tighter pitches and the higher performance requirements for wafer probing. Under such agreement each party will own any patents and know-how resulting from its own efforts, subject to a royalty free license back to the other party. Patents and know-how resulting from the efforts of both parties will be owned jointly.

MANUFACTURING

     The Company's manufacturing objective is to produce quality products that meet its customers' testing needs and design specifications on a timely and cost efficient basis.

     The Company's manufacturing operations consist of procurement and/or fabrication of components and subassemblies, assembly, and extensive testing of finished products. All components and subassemblies are inspected for mechanical and electrical compliance to Company specifications and all finished products are tested against Company and customer specifications.

     The Company believes that it is able to respond more quickly and accurately to its customers' needs by maintaining manufacturing facilities and technical support in geographic markets where its semiconductor manufacturing customers are located. The Company designs and manufactures its probe cards in Arizona, California, and Texas as well as in Scotland, Singapore, and Taiwan. The Company typically designs and manufactures its probe cards within two weeks of receiving a customer order. The Company manufactures its interface assemblies in its Gilbert, Arizona facility. The Company typically designs and manufactures its ATE interface assemblies within 12 weeks of receiving an order. The Company conducts its ATE test board and related PCB fabrication and assembly operations at its Dallas, Texas facility. The Company typically designs and fabricates its ATE test boards within four weeks of receiving an order.

     The Company refurbishes, reconfigures, and services wafer probers in its facility in Tempe, Arizona. The Company's wafer prober services business provides a variety of services to a large installed base of wafer probers in North America, Europe, and Asia. These services include factory-based refurbishing, upgrading to allow for the processing of larger wafers and/or to improve prober accuracy, and providing field service at the user's site.

     The Company emphasizes quality and reliability in both the design and manufacture of its products. While the Company's facilities are not ISO 9000 certified, ISO 9000, the internationally recognized standard for quality management, sets the criteria for the Company's quality management system throughout its manufacturing processes. The Company's use of advanced metrology tools, which ensure precise measurement of all key product parameters, is a cornerstone of its quality management system. As the size of the ICs is driven smaller by advances in IC technology, the accuracy of measurements becomes increasingly important. The Company's Quality and Engineering Departments work together to define measurement needs and develop tools that can achieve desired results.

     The Company relies on third party suppliers in the production and shipment of its products. Although the Company believes that all raw materials, component parts, and services are currently available in adequate amounts, there can be no assurance that shortages will not develop in the future. Certain of the raw materials and component parts for the Company's products are purchased from single or a limited group of suppliers. The Company does not have long-term written agreements with such suppliers. Although the Company believes there are alternative suppliers for all such raw materials, component parts, and services, termination or a significant disruption of any of its existing supplier arrangements could have a material adverse effect on the Company's business, financial condition, and operating results.

CUSTOMERS

     An integral part of the Company's strategy is to continue to maintain its long standing customer relationships. All of the Company's top 15 customers in 1996 were repeat customers. The top 15 customers fluctuate from year to year depending on the growth cycles of the individual customers. These semiconductor manufacturers provide the Company with a diversified customer base whose products serve the communications, computer, automotive, military, and aerospace industries. In addition to serving high volume established manufacturers, the Company's products also are designed to meet the needs of emerging and leading edge technology firms such as those offering ASICs and Gallium Arsenide ICs. During 1996, the Company's two largest customers, Intel and Motorola, accounted for approximately 15% and 12% of net sales, respectively. The Company's top 15 customers in 1996, which together accounted for approximately 65% of net sales, were as follows:

                                 Intel                    Schlumberger
Advanced Micro Devices           LSI Logic                Technologies
Delco Electronics                Lucent Technologies      Symbios Logic
Hewlett-Packard                  Motorola                 Texas Instruments
IBM                              National                 VLSI Technology
Integrated Device Technology     Semiconductor            Xilinx

MARKETING, SALES, AND SERVICES

     The Company's customers place a high value on service. Technical features and product quality also are attributes expected by the Company's customers. The unique needs of purchasers of semiconductor testing products demand a high level of customer responsiveness. The Company's products usually require a high degree of customization in order to meet customer specifications. Response time, product design specifications, and rapid delivery typically are critical factors in customer satisfaction. In addition, the customer's evaluation of the design and performance of completed products can be quite subjective. Engineering, sales, and management personnel collaborate closely with customer counterparts to determine their needs and product specifications. Additionally, in order to meet the demanding service needs of its customers, all of the Company's facilities are located in proximity to manufacturing centers worldwide.

     The Company intends to leverage its worldwide sales facilities to market and distribute all of the Company's products. The Company markets its products in North America through direct technical sales personnel. To meet the demanding service requirements of its customers, the Company has five regional manufacturing, repair, and sales centers in Arizona, California, and Texas. In addition to its regional full service facilities, the Company serves its domestic customers through sales offices strategically located to facilitate rapid response to major market centers and key customers. The Company maintains sales offices in Oregon, Colorado, Florida, and Massachusetts.

     The Company utilizes a network of independent foreign distributors in both Europe and Asia. The Company's international business represented approximately 16% of net sales for the first six months of 1997. The Company believes the potential exists to increase sales in international markets, and the Company is positioning itself to initiate a more aggressive marketing and sales program in these markets in the future. In particular, the Company intends to expand its sales efforts throughout Europe and has opened a manufacturing, repair, and sales facility in Scotland for the purpose of serving customers in Europe. In June 1995, the Company formed Cerprobe Asia PTE LTD, a joint venture with Asian investors. Through the joint venture, the Company established full service manufacturing and repair facilities in Singapore and Taiwan in April 1996 and January 1997, respectively, to penetrate the growing markets for the Company's products in Southeast Asia. Within the next 18 months, the Company intends to enter into the highly competitive Japanese market through a joint venture arrangement with local Japanese partners.

COMPETITION

     The semiconductor testing products industry is highly competitive. The Company faces substantial competition in each of the probe card, interface assembly, and ATE test board markets. In addition, the Company anticipates that it may face substantial competition in the future from new entrants in the Company's markets. The principal competitive factors in the industry are product performance, service, delivery time, and price. Competition in international markets is also significant, particularly in Asia where the Company is expanding into new geographic markets while simultaneously addressing the testing requirements of the memory IC market, a new product market for the Company. Some of the Company's competitors, particularly in Asia, have substantially greater financial, engineering, or manufacturing resources than the Company and larger sales and service organizations. To compete successfully, the Company must make substantial investments in its engineering and product development, marketing, and customer service and support activities. There can be no assurance that competition in the Company's markets will not intensify or that the Company's technological advantages may not be reduced or lost as a result of technological advances by competitors or customers.

     Wafer prober manufacturers, such as Electroglas, Tokyo Electron Labs, and Tokyo Semitsu, provide limited refurbishment services and offer new wafer probers as an alternative. These wafer prober manufacturers have greater financial, engineering, and manufacturing resources and larger service organizations than the Company as well as long-standing customer relationships. There can be no assurance that levels of competition in the market for wafer prober refurbishing and reconfiguration services will not intensify in the future or that customers will not elect to purchase new wafer probers.

FACILITIES

     The Company's principal executive offices and primary manufacturing facility are located in Gilbert, Arizona. The facility is owned by CRPB Investors, L.L.C. ("CRPB Investors"). The Company owns a 36% interest in CRPB Investors. The Company has entered into a long-term lease with CRPB Investors on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The initial term of the lease expires in May 2012 with seven options to extend the lease for successive five-year terms.

     The Company's major facilities are described in the table below:

                                                                                                         LEASE
                                                                                                       EXPIRATION
         FACILITY            SQUARE FEET            FUNCTION                     PRODUCTS                 DATE
---------------------------  -----------   ---------------------------  ---------------------------  --------------
Gilbert, Arizona...........     84,000     Corporate headquarters,      Probe cards and ATE          May 2012
                                           manufacturing, sales and     interface assemblies
                                           service
Dallas, Texas..............     35,000     CompuRoute headquarters,     ATE test boards              Company owned
                                           manufacturing, sales and
                                           service
San Jose, California.......     34,000     Manufacturing, sales and     Probe cards                  July 2002
                                           service
Tempe, Arizona.............     30,000     SVTR headquarters,           Refurbished/reconfigured     September 2004
                                           manufacturing, sales and     wafer probers
                                           service
Chandler, Arizona..........     16,000     Upsys-Cerprobe, L.L.C.       Cobra probe cards            November 1998
                                           headquarters, manufacturing
                                           and service
Hsin Chu, Taiwan...........      9,000     Manufacturing and service    Probe cards                  April 2003
Austin, Texas..............      7,000     Manufacturing, sales and     Probe cards                  March 2002
                                           service
East Kilbride, Scotland....      4,800     Manufacturing, sales and     Probe cards                  August 1999
                                           service
Singapore..................      1,000     Manufacturing and service    Probe cards                  September 1998

     In addition, the Company leases space for its sales offices in Colorado Springs, Colorado; Boca Raton, Florida; Westboro, Massachusetts; Beaverton, Oregon; and Richardson, Texas. The Company believes that its existing facilities are adequate to meet its current requirements.

BACKLOG

     As of June 30, 1997, the Company had a backlog of orders of approximately $10.4 million. These orders are believed to be firm and all are expected to be filled during fiscal 1997. The backlog of orders at June 30, 1996 for the Company was approximately $3.2 million. The Company's business has not been seasonal to date. Because of possible changes in delivery schedules and cancellations of orders, the Company's backlog at any particular date is not necessarily indicative of future sales.

ENVIRONMENTAL REGULATIONS

     The Company is subject to federal, state, and local provisions regulating the discharge of materials into the environment. The Company has made certain leasehold improvements in order to comply with Environmental Protection Agency and local regulations. Proper waste disposal is a major consideration for PCB manufacturers because metals and chemicals are used in the manufacturing process. Water used in the printed circuit board manufacturing process must be treated to remove metal particles and other contaminants before it can be discharged into the municipal sanitary sewer system. The Company operates and maintains wastewater treatment systems and effluent testing facilities at its PCB manufacturing plant in Dallas, Texas.

     The Company's PCB manufacturing plant operates under effluent discharge permits issued by the appropriate governmental authorities. These permits must be renewed periodically and are subject to revocation in the event of violations of environmental laws. The Company believes that the waste treatment equipment in its PCB manufacturing facility is currently in compliance with environmental protection requirements in all material respects. However, there can be no assurance that violations will not occur in the future as a result of human error, equipment failure or other causes. The Company is also subject to environmental laws relating to the storage, use and disposal of chemicals, solid waste and other hazardous materials as well as air quality regulations. Furthermore, environmental laws could become more stringent over time, and the costs of compliance with more stringent laws could be substantial.

     Although the Company believes that it is in full compliance with all regulations, the Company is unable to predict what effect, if any, the adoption of more stringent regulations would have on its future operations. The Company does not anticipate incurring any future material expenditures to remain in substantial compliance with presently applicable environmental regulations.

INTELLECTUAL PROPERTY

     While the Company considers intellectual property rights, patents, and licenses to be important, the Company does not consider any single patent to be material to the conduct of its business. The Company relies primarily on trade secret protection for its proprietary information rather than patents to avoid publicly disclosing its technology in a patent application. The Company believes that its success will depend primarily on the technological competence and creative skills of its personnel rather than the protection of its existing patents or future patents.

EMPLOYEES

     As of August 1, 1997, the Company had 523 employees, consisting of 104 in engineering and product development, 293 in manufacturing, 67 in sales and marketing, and 59 in administration. There are no collective bargaining agreements, and the Company considers its relations with its employees to be good.

LITIGATION

     The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company.

               NAME                  AGE                         POSITION
-----------------------------------  ---     -------------------------------------------------
C. Zane Close......................  48      President, Chief Executive Officer, and Director
Eswar Subramanian..................  40      Senior Vice President and Chief Operating Officer
Michael K. Bonham..................  58      Senior Vice President -- Sales and Marketing
Randal L. Buness...................  40      Vice President, Chief Financial Officer,
                                             Secretary, and Treasurer
Roseann L. Tavarozzi...............  43      Vice President, Corporate Controller, and
                                             Assistant Secretary
Ross J. Mangano....................  52      Chairman of the Board of Directors
William A. Fresh...................  68      Director
Kenneth W. Miller..................  65      Director
Donald F. Walter...................  65      Director

     C. Zane Close has served as President and Chief Executive Officer and as a director of the Company since July 1990. From September 1989 to July 1990, Mr. Close served as Vice President and General Manager of Probe Technology Corporation ("Probe Technology"), a manufacturer of probing devices for testing integrated circuits. Mr. Close served as Vice President of Operations of Probe Technology from February 1985 to September 1989.

     Eswar Subramanian has served as Senior Vice President and Chief Operating Officer of the Company since June 1996. Mr. Subramanian served as Vice President of Engineering of the Company from July 1990 to June 1996. From April 1990 to July 1990, Mr. Subramanian was Director of Development at Probe Technology, where he was responsible for the development and establishment of new probing technology and its production operations. From November 1984 to April 1990, Mr. Subramanian was Engineering Manager at Probe Technology and was responsible for the design, development, manufacture, and engineering of probing products.

     Michael K. Bonham has served as Senior Vice President -- Sales and Marketing of the Company since June 1996. Mr. Bonham served as Vice President of Sales and Marketing of the Company from July 1990 to June 1996. From October 1988 to June 1990, Mr. Bonham served as Marketing Manager of the IC Probe and Curve Tracer Group of Tektronix, Incorporated, a manufacturer of electronic test measurement equipment.

     Randal L. Buness has served as Vice President, Chief Financial Officer, Secretary, and Treasurer of the Company since June 1996. From September 1994 to June 1996, Mr. Buness served as Vice President -- Finance and Administration, Chief Financial Officer, Secretary, and Treasurer of Three-Five Systems, Inc., a publicly held manufacturer of liquid crystal displays. Mr. Buness served as Chief Financial Officer, Secretary, and Treasurer of United Medical Network, a developer of video conferencing networks for healthcare providers, from January 1993 to September 1994. From January 1989 to January 1993, Mr. Buness worked as a self-employed consultant. Mr. Buness served as principal and manager with Arthur Young from January 1986 to January 1989 and served as a manager, senior, and staff accountant with Price Waterhouse from July 1979 to January 1986. Mr. Buness is a Certified Public Accountant.

     Roseann L. Tavarozzi has served as Vice President, Corporate Controller, and Assistant Secretary of the Company since June 1996. Ms. Tavarozzi served as Vice President -- Finance of the Company from April 1995 to June 1996 and as Vice President and Chief Financial Officer from March 1994 to March 1995. Prior to joining the Company, Ms. Tavarozzi was the Corporate Controller for Quorum International, Ltd., an international distributor of security products. From May 1989 to April 1992, Ms. Tavarozzi was the

Controller-Mid Continent for Core-Mark International, Inc., an international distributor of consumable products. Ms. Tavarozzi is a Certified Public Accountant.

     Ross J. Mangano has served as the Chairman of the Board of Directors of the Company since February 1993 and as a director of the Company since February 1988. Mr. Mangano has served as the President of Oliver Estate, Inc., an Indiana-based management company, since 1996. Prior to that time, Mr. Mangano served in various management positions with Oliver Estate, Inc., since 1971. Mr. Mangano also is an investment analyst for Oliver Estate, Inc. From December 1993 to 1996, Mr. Mangano served on the Board of Directors of Cole Taylor Financial Group, a publicly held bank holding company based in Wheeling, Illinois. Since its spin-off from Cole Taylor Financial Group in 1996, Mr. Mangano has served on the Board of Directors of Reliance Acceptance Group Inc., a publicly held commercial banking and financial services company based in San Antonio, Texas.

     William A. Fresh has served as a director of the Company since April 1995. Mr. Fresh co-founded Fresh Test, a designer and manufacturer of probe and interface test technology for the semiconductor industry, which was acquired by the Company in April 1995. He served as Chairman of the Board and Chief Executive Officer of Fresh Test from January 1986 through March 1995. Mr. Fresh also has served as the Chairman of the Board and Chief Executive Officer of Magellan Technology, a public holding company; and Orem Tek Development Corp., a real estate development company, since May 1990 and May 1991, respectively. Mr. Fresh served as Chairman of the Board and Chief Executive Officer of Satellite Images System Corporation, a medical information processing company, from February 1992 to August 1996, and since August 1996 has served on the Board of Directors of the successor company known as Satellite Images System, L.L.C. Mr. Fresh served as Chairman of the Board of EFI Electronics, a publicly held power conditioning company; and Fresh Technology Company, a PC-based software company, from January 1991 to March 1994. Since April 1996, Mr. Fresh has served as a director of Sento Technical Innovation Corporation, a publicly held software company.

     Kenneth W. Miller has served as a director of the Company since 1979. Mr. Miller served as Treasurer of the Company from June 1994 to June 1996 and as Secretary of the Company from October 1991 to June 1996. Since January 1992, Mr. Miller has served as a business consultant to various companies involved in the microelectronic industry. From April 1991 until October 1991, Mr. Miller served as Marketing Director of Scrantom Engineering, Inc., a manufacturer of hybrid circuits and ceramic circuit boards located in Costa Mesa, California. From September 1988 until April 1991, Mr. Miller served as Marketing Director of Advanced Packaging Systems, a manufacturer of high-density ceramic and polymer thin film interconnect products. From September 1981 to September 1988, Mr. Miller served as President of Interamics, a manufacturer of ceramic packages for ICs and hybrid substrates.

     Donald F. Walter has served as a director of the Company since May 1991. Since April 1982, Mr. Walter has been a financial consultant and is the principal of Walter & Keenan Financial Consulting Co., a financial consulting firm located in Niles, Michigan. Since January 1982, Mr. Walter has served as a director of National Standard Co., a publicly held manufacturer of specialty wire products. Since October 1988, Mr. Walter has served as a director of Metro BanCorp, a publicly held bank.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the shares of the Company's outstanding Common Stock beneficially owned as of August 1, 1997
(i) by each of the Company's directors and executive officers; (ii) by all directors and executive officers of the Company as a group; (iii) by each person who is known by the Company to own beneficially or exercise voting or dispositive control over more than 5% of the Company's Common Stock; and (iv) by each of the Selling Stockholders.

                                                           SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                              OWNED PRIOR TO                       OWNED AFTER OFFERING
                                                             OFFERING (1)(2)       SHARES BEING           (1)(2)
                                                           --------------------     REGISTERED     --------------------
                NAME OF BENEFICIAL OWNER                    NUMBER      PERCENT      FOR SALE       NUMBER      PERCENT
---------------------------------------------------------  ---------    -------    ------------    ---------    -------
DIRECTORS AND EXECUTIVE OFFICERS:
Ross J. Mangano (3)......................................    613,501       9.6%        --            453,501       5.8%
C. Zane Close (4)........................................     86,600       1.3         --             86,600       1.1
William A. Fresh (5).....................................    344,298       5.4         55,000        289,298       3.7
Kenneth W. Miller (6)....................................    162,237       2.5         --            162,237       2.1
Donald F. Walter (7).....................................     23,001         *         --             23,001         *
Michael K. Bonham (8)....................................    110,450       1.7         25,000         85,450       1.1
Eswar Subramanian (9)....................................    123,400       1.9             --        123,400       1.6
Randal L. Buness (10)....................................     22,000         *             --         22,000         *
Roseann L. Tavarozzi (11)................................     30,000         *             --         30,000         *
All directors and executive officers as a group (nine
  persons) (12)..........................................  1,515,487      22.7         80,000      1,275,487      15.6
5% STOCKHOLDERS:
Judd C. and Mary Morris Leighton (13)....................    460,000       7.2        260,000        200,000       2.5
Souad Shrime (14)........................................    331,259       5.2             --        331,259       4.2
Troon & Co., Ross J. Mangano, et al., Trustees (15)......    380,200       5.9        100,000        280,200       3.6
OTHER SELLING STOCKHOLDERS:
Millie M. Cunningham.....................................    120,000       1.9         30,000         90,000       1.1
Oliver & Company.........................................     51,300         *         30,000         21,300         *

------------
  *  Less than one percent.

 (1) Unless otherwise indicated, and subject to community property laws where applicable, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

 (2) The percentages shown include the shares of Common Stock actually owned as of August 1, 1997 and the shares of Common Stock that the identified person or group had the right to acquire within 60 days of August 1, 1997 pursuant to the exercise of stock options. In calculating the percentage of ownership, all shares of Common Stock that the identified person or group had the right to acquire within 60 days of August 1, 1997 upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

 (3) Includes 20,000 shares in the name of Nat & Co. voted pursuant to a power of attorney, 51,300 shares in the name of Oliver & Company voted pursuant to a power of attorney, of which 30,000 shares are being sold in this offering; 120,000 shares in the name of Millie M. Cunningham voted pursuant to a power of attorney, of which 30,000 shares are being sold in this offering; 380,200 shares held in the name of Troon & Co., Ross J. Mangano, et al., Trustees for which Mr. Mangano serves as a trustee, of which 100,000 shares are being sold in this offering; 20,000 shares that Mr. Mangano has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994; 1,334 shares that Mr. Mangano has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995; and 667 shares that Mr. Mangano has the right to acquire at an exercise price of $10.375 per share pursuant to the exercise of options granted in July 1996.

 (4) Includes 60,000 shares that Mr. Close has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994 and 15,000 shares that Mr. Close has the right to acquire at an exercise price of $10.25 per share pursuant to the exercise of options granted in May 1997.

 (5) Includes 162,700 shares held by WAF Investment Company, a company 100% owned by Mr. Fresh and his wife, of which 27,500 shares are being sold in this offering; and 78,477 shares held by The William A. and Reva Luana Fresh Charitable Remainder Unitrust, of which 27,500 shares are being sold in this offering; and reflects 1,334 shares that Mr. Fresh has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995 and 667 shares that Mr. Fresh has the right to acquire at an exercise price of $10.375 per share pursuant to the exercise of options granted in July 1996.

 (6) Includes 90,236 shares held by U.S. Trust Company of California, N.A., as trustee for the Kenneth W. Miller Charitable Remainder Unitrust. Mr. Miller disclaims beneficial ownership with respect to these shares. Also includes 20,000 shares that Mr. Miller has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994, and 1,334 shares that Mr. Miller has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995 and 667 shares that Mr. Miller has the right to acquire at an exercise price of $10.375 per share pursuant to the exercise of options granted in July 1996.

 (7) Includes 20,000 shares that Mr. Walter has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994, and 1,334 shares that Mr. Walter has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995 and 667 shares that Mr. Walter has the right to acquire at an exercise price of $10.375 per share pursuant to the exercise of options granted in July 1996.

 (8) Includes 50,000 shares that Mr. Bonham has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994 and 3,750 shares that Mr. Bonham has the right to acquire at an exercise price of $10.25 per share pursuant to the exercise of options granted in May 1997.

 (9) Includes 35,000 shares that Mr. Subramanian has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994 and 12,500 shares that Mr. Subramanian has the right to acquire at an exercise price of $10.25 per share pursuant to the exercise of options granted in May 1997.

(10) Includes 20,000 shares that Mr. Buness has the right to acquire at an exercise price of $11.875 per share pursuant to the exercise of options granted in June 1996.

(11) Includes 20,000 shares that Ms. Tavarozzi has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in June 1994 and 9,000 shares that Ms. Tavarozzi has the right to acquire at an exercise price of $10.50 per share pursuant to the exercise of options granted in August 1995.

(12) Includes 293,254 shares that members of the group had the right to acquire as of August 1, 1997 or within 60 days of August 1, 1997 pursuant to the exercise of stock options.

(13) Includes 60,000 shares owned by the Leighton-Oare Foundation, Inc., a corporation for which Mr. and Mrs. Leighton serve as directors, which shares are being sold in this offering. Judd C. and Mary Morris Leighton's address is 211 W. Washington Ave, Suite 2400, South Bend, Indiana 46601.

(14) Includes 1,227 shares held by Mrs. Shrime's children. Mrs. Shrime's address is 9611 Milltrail, Dallas, Texas 75238.

(15) The address of Troon & Co is P. O. Box 1655, South Bend, Indiana 46634.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 10,000,000 shares of Common Stock, $0.05 par value and 10,000,000 shares of serial preferred stock, $0.05 par value, (the "Serial Preferred Stock"). As of August 1, 1997, 6,371,580 shares of Common Stock and 330 shares of Convertible Preferred Stock were issued and outstanding. An additional 1,057,599 shares of Common Stock may be issued upon exercise of options outstanding or available for issuance under the Company's stock option plans, and 49,275 shares of Common Stock may be issued upon exercise of outstanding options and warrants issued outside of such plans. All of the currently issued and outstanding shares of Common Stock are, and all of the shares of Common Stock to be issued in this offering will be, fully paid and non-assessable.

COMMON STOCK

     Except regarding the election of directors, the holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Every stockholder entitled to vote at any election for directors has the right to cumulate his votes. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may issue in the future.

SERIAL PREFERRED STOCK

     The Company may issue Serial Preferred Stock in such series and denominations as the Company's Board of Directors deems advisable. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Serial Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of holders of the Common Stock. In the event of issuance, the Serial Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. The Company does not currently intend to issue any additional shares of Serial Preferred Stock.

CERTAIN CHARTER PROVISIONS AND DELAWARE GENERAL CORPORATION LAW

     The Company's Restated Certificate and Bylaws (the "Bylaws") contain a number of provisions relating to corporate governance and to the rights of stockholders. These provisions include (i) the authority of the Board of Directors to fill vacancies on the Board of Directors; (ii) the authority of the Board of Directors to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine; (iii) notice requirements relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings; (iv) a provision that special meetings of the stockholders may be called only by the Chairman of the Board, the President, or the Board of Directors or by written demand of the holders of 33% of all issued and outstanding shares of the Company entitled to vote at such meeting; (v) a provision allowing the Board of Directors to consider certain factors when evaluating certain matters such as tender offers;
(vi) a prohibition on stockholder action by written consent; (vii) a provision requiring the satisfaction of certain minimum price and procedural requirements in connection with certain transactions such as business combinations; and
(viii) the requirement that certain "anti-takeover" provisions in the Restated Certificate may be amended only by super majority vote.

     The Company is subject to the provisions of Section 203 of the Delaware GCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans); or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include mergers, consolidations, stock sales and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 7,871,580 shares of Common Stock outstanding, of which approximately 7,366,548 (including all of the shares sold in this offering) will be freely tradeable in the public market without restriction or further registration under the Securities Act unless held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act, or subject to the lock-up agreement discussed below. Affiliates will be subject to certain of the resale limitations of Rule 144 as promulgated under the Securities Act. In addition, 330,032 shares held by the former principal stockholder of CompuRoute are subject to Rule 145 of the Securities Act, which requires affiliates to sell any stock acquired in the acquisition in accordance with the volume and manner of sale restrictions under Rule 144 under the Securities Act. In addition, the former principal stockholder of CompuRoute has agreed with the Company not to sell, publicly or privately, any of the 330,032 shares acquired by her in connection with the CompuRoute acquisition until December 27, 1997, and no more than the greater of 1% of the outstanding shares of the Company's Common Stock, or 50,000 shares, in any 90-day period during the succeeding 12-month period. Subject to the terms of this agreement, this same stockholder will have certain registration rights covering the resale of shares of the Company's Common Stock acquired by her in the CompuRoute acquisition for as long as she is subject to the volume limitations on resale under Rule 145. Such stockholder has entered into the lock-up agreement with the Underwriters discussed below and is not selling any shares in this offering. The former principal stockholder of SVTR has agreed with the Company generally not to sell, publicly or privately, any of the 175,000 shares acquired by him in connection with the SVTR acquisition until January 15, 1998, on which date such shares will become eligible for resale subject to the volume limitations and other requirements of Rule 144. Such stockholder has entered into the lock-up agreement with the Underwriters discussed below.

     The Company's directors and executive officers, the Selling Stockholders and certain other stockholders have entered into lock-up agreements with the Underwriters that restrict the sale of their shares of Common Stock during the 90-day period after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc. Notwithstanding the foregoing, Mr. Fresh, a director of the Company, reserved the right to make a charitable contribution of up to 5,000 shares of Common Stock, which would not be subject to the lock-up agreement. In addition, the Company has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc., except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock plans. See "Underwriting."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares beneficially owned by such person for at least one year in such amount that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock (approximately 78,716 shares after the offering), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale.

Sales under Rule 144 also are subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not an affiliate, has not been an affiliate within three months prior to the date of sale, and who has beneficially owned his or her shares for at least two years is entitled to sell them without regard to the volume, manner of sale or notice requirements. Upon completion of this offering, an aggregate of 982,233 shares currently held by certain officers and directors of the Company will be available for sale under Rule 144, subject to the lock-up agreements described above. Sales of substantial amounts of Common Stock by stockholders of the Company under Rule 144 or otherwise, or even the potential for such sales, may have a depressive effect on the market price of the Common Stock.

     The Company has registered 1,057,599 shares of Common Stock reserved for issuance pursuant to the exercise of stock options outstanding or to be granted under the Company's stock option plans. Shares issued pursuant to such registration statements upon the exercise of stock options generally will be eligible for sale in the public market, subject to the lock-up agreements described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc. and Dain Bosworth Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective numbers of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                              NUMBER OF SHARES
                                 UNDERWRITER                                  OF COMMON STOCK
----------------------------------------------------------------------------- ----------------
Adams, Harkness & Hill, Inc..................................................     1,000,000
Dain Bosworth Incorporated...................................................     1,000,000
                                                                              ----------------
     Total...................................................................     2,000,000
                                                                              ==============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession not in excess of $0.75 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 300,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 2,000,000 shares of Common Stock offered hereby.

     The Company has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc., except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock plans. In addition, the Company's officers and directors, the Selling Stockholders and certain other stockholders have agreed with the Underwriters not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to any shares of Common Stock owned beneficially by them, other than as a bona fide gift to a person or entity who agrees in writing to be bound by the foregoing restrictions, without the prior written consent of Adams, Harkness & Hill, Inc. Notwithstanding the foregoing, Mr. Fresh, a director of the Company, reserved the right to make a charitable contribution of up to 5,000 shares of Common Stock, which would not be subject to the foregoing restrictions.

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In general, the rules of the Securities and Exchange Commission (the "Commission") will prohibit the Underwriters from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any), or their respective affiliates may engage in passive market making in the Common Stock during the cooling off period.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona. Certain legal matters will be passed upon for the Underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

     The consolidated financial statements of Cerprobe Corporation and subsidiaries as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, with respect to the shares offered hereby. This Prospectus does not contain all the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits which are a part thereof, which may be obtained upon request to the Commission and the payment of the prescribed fee. Material contained in the Registration Statement may be examined at the Commission's Washington, D.C. office and copies may be obtained at the Commission's Washington, D. C. office upon payment of prescribed fees. Statements contained in this Prospectus are not necessarily complete, and in each case reference is made to the copy of such contracts or documents filed as an exhibit to the Registration Statement, each such statement being qualified by this reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or information have been filed by the Registrant with the Commission and are incorporated herein by reference, except as superseded or modified herein:

          1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

          2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

          3. The Company's Current Report on Form 8-K filed January 30, 1997;

          4. The Company's Current Report on Form 8-K/A filed March 31, 1997;
     and

          5. The Company's Registration Statement filed December 15, 1983, as amended by Form 8-A/A filed March 27, 1996, registering the Company's Common Stock under Section 12(g) of the Exchange Act as it applies to the description of the Company's Common Stock.

     All documents and information filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus as of the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Cerprobe Corporation, 1150 North Fiesta Boulevard, Gilbert, Arizona 85233,
Attention: Investor Relations Department, telephone (602) 333-1500.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997
  (unaudited).........................................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and
  1996 and for the Six Months Ended June 30, 1996 and 1997 (unaudited)................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994,
  1995 and 1996 and for the Six Months Ended June 30, 1997 (unaudited)................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and
  1996 and for the Six Months Ended June 30, 1996 and 1997 (unaudited)................  F-6
Notes to Consolidated Financial Statements............................................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Cerprobe Corporation:

     We have audited the accompanying consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cerprobe Corporation and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP
Phoenix, Arizona
February 14, 1997, except as to Note 20, which is as of August 25, 1997

                              CERPROBE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                         ---------------------------
                                                                            1995            1996
                                                                         -----------     -----------      JUNE 30,
                                                                                                            1997
                                                                                                         -----------
                                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................................  $   263,681     $ 5,564,557     $ 1,482,445
  Accounts receivable, net of allowance of $173,000 in 1995,
    $223,000 in 1996 and $218,278 in 1997..............................    4,377,041       5,564,203       9,718,798
  Inventories, net.....................................................    2,802,081       3,862,753       6,525,933
  Note receivable......................................................           --         250,000              --
  Prepaid expenses.....................................................      111,673         377,003         230,344
  Income taxes receivable..............................................      163,464         214,097              --
  Deferred tax asset...................................................      270,599         303,265         421,459
                                                                         -----------     -----------     -----------
         Total current assets..........................................    7,988,539      16,135,878      18,378,979
Property, plant and equipment, net.....................................    4,667,786      11,446,291      13,769,965
Intangibles, net.......................................................    1,997,409       2,602,812       2,481,121
Other assets...........................................................      313,716       1,326,592       1,802,681
                                                                         -----------     -----------     -----------
         Total assets..................................................  $14,967,450     $31,511,573     $36,432,746
                                                                         ===========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $ 1,499,853     $ 2,739,064     $ 4,532,211
  Accrued expenses.....................................................      788,599       1,600,120       3,124,388
  Demand note payable..................................................           --       1,030,000       1,000,000
  Convertible subordinated debentures..................................      595,000              --              --
  Current portion of notes payable.....................................      123,743         128,180       2,135,585
  Current portion of capital leases....................................      209,885         634,755         581,760
                                                                         -----------     -----------     -----------
         Total current liabilities.....................................    3,217,080       6,132,119      11,373,944
Notes payable, less current portion....................................      408,376         278,645         452,312
Capital leases, less current portion...................................      572,830       1,462,799       1,139,279
Deferred tax liability.................................................       66,123         100,789         200,783
Other liabilities......................................................       46,801         394,011         477,485
                                                                         -----------     -----------     -----------
         Total liabilities.............................................    4,311,210       8,368,363      13,643,803
                                                                         -----------     -----------     -----------
Minority interest......................................................           --          12,851              --
                                                                         -----------     -----------     -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.05 par value; authorized 10,000,000 shares; issued and outstanding 330 shares of Series A Convertible Preferred Stock, liquidation preference of $10,164 per share at December 31, 1996
    and $10,875 per share at June 30, 1997.............................           --              16              16
  Common stock, $.05 par value; authorized, 10,000,000 shares; issued and outstanding 4,095,851 shares at December 31, 1995, 6,027,714 at
    December 31, 1996 and 6,353,047 at June 30, 1997...................      204,792         301,386         317,652
  Additional paid-in capital...........................................    7,239,410      20,652,290      23,654,605
  Retained earnings (accumulated deficit)..............................    3,466,464       2,105,674      (1,199,633)
  Unearned compensation................................................     (241,872)             --              --
  Foreign currency translation adjustment..............................      (12,554)         70,993          16,303
                                                                         -----------     -----------     -----------
         Total stockholders' equity....................................   10,656,240      23,130,359      22,788,943
                                                                         -----------     -----------     -----------
         Total liabilities and stockholders' equity....................  $14,967,450     $31,511,573     $36,432,746
                                                                         ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                              CERPROBE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                     -----------------------------------------    --------------------------
                                        1994           1995           1996           1996           1997
                                     -----------    -----------    -----------    -----------    -----------
                                                                                         (UNAUDITED)
Net sales..........................  $14,251,485    $26,098,637    $37,308,199    $19,359,822    $34,582,921
Costs of goods sold................    8,213,966     13,706,435     20,343,516     10,347,795     20,403,329
                                     -----------    -----------    -----------    -----------    -----------
         Gross profit..............    6,037,519     12,392,202     16,964,683      9,012,027     14,179,592
                                     -----------    -----------    -----------    -----------    -----------
Expenses:
  Selling, general and
    administrative.................    3,693,401      7,502,598     10,725,075      5,274,831      9,127,311
  Engineering and product
    development....................      417,198        706,680        902,909        378,267        617,774
  Acquisition related expenses.....           --             --      4,584,000             --      6,164,156
                                     -----------    -----------    -----------    -----------    -----------
         Total expenses............    4,110,599      8,209,278     16,211,984      5,653,098     15,909,241
                                     -----------    -----------    -----------    -----------    -----------
         Operating income (loss)...    1,926,920      4,182,924        752,699      3,358,929     (1,729,649)
                                     -----------    -----------    -----------    -----------    -----------
Other income (expense):
  Interest income..................       18,882         44,697        467,043        168,243         67,664
  Interest expense.................     (115,254)      (153,758)      (221,248)      (116,457)      (296,853)
  Other income, net................       92,796        140,111        246,862         87,482        114,846
                                     -----------    -----------    -----------    -----------    -----------
         Total other income
           (expense)...............       (3,576)        31,050        492,657        139,268       (114,343)
                                     -----------    -----------    -----------    -----------    -----------
         Income (loss) before
           income taxes and
           minority interest.......    1,923,344      4,213,974      1,245,356      3,498,197     (1,843,992)
Minority interest share of loss....           --             --         94,854         62,288         28,985
                                     -----------    -----------    -----------    -----------    -----------
         Income (loss) before
           income
           taxes...................    1,923,344      4,213,974      1,340,210      3,560,485     (1,815,007)
Provision for income taxes.........     (710,521)    (1,811,727)    (2,701,000)    (1,693,000)    (1,490,300)
                                     -----------    -----------    -----------    -----------    -----------
         Net income (loss).........  $ 1,212,823    $ 2,402,247    $(1,360,790)   $ 1,867,485    $(3,305,307)
                                     ===========    ===========    ===========    ===========    ===========

Net income (loss) per common and
  common equivalent share:
  Primary..........................  $      0.36    $      0.59    $     (0.30)   $      0.35    $     (0.52)
                                     ===========    ===========    ===========    ===========    ===========
  Fully diluted....................  $      0.30    $      0.49    $     (0.30)   $      0.32    $     (0.52)
                                     ===========    ===========    ===========    ===========    ===========
Weighted average number of common
  and common equivalent shares
  outstanding:
  Primary..........................    3,387,220      4,071,233      4,579,598      5,262,320      6,321,399
                                     ===========    ===========    ===========    ===========    ===========
  Fully diluted....................    4,006,801      4,862,137      4,579,598      5,797,680      6,321,399
                                     ===========    ===========    ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                              CERPROBE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           NUMBER OF      NUMBER OF
                                            COMMON        PREFERRED                                               RETAINED
                                            SHARES         SHARES                                ADDITIONAL       EARNINGS
                                          ISSUED AND     ISSUED AND      COMMON     PREFERRED      PAID-IN      (ACCUMULATED
                                          OUTSTANDING    OUTSTANDING     STOCK        STOCK        CAPITAL        DEFICIT)
                                          -----------    -----------    --------    ---------    -----------    ------------
Balance, January 1, 1994...............    2,976,018           --       $148,800      $  --      $ 2,973,645    $   (59,129)
  Conversion of subordinated
    debentures.........................       40,000           --          2,000         --           38,000             --
  Stock options exercised..............      207,333           --         10,367         --          191,326             --
  Tax benefit of exercise of
    nonqualified stock options.........           --           --             --         --          482,461             --
  Cash dividends paid ($0.03 a
    share).............................           --           --             --         --               --        (89,477)
  Translation adjustment...............           --           --             --         --               --             --
  Net income...........................           --           --             --         --               --      1,212,823
                                           ---------        -----       --------       ----      -----------    -----------
Balance, December 31, 1994.............    3,223,351           --        161,167         --        3,685,432      1,064,217
  Issuance of stock options at less
    than fair market value.............           --           --             --         --          387,000             --
  Compensation expense related to stock
    options............................           --           --             --         --               --             --
  Stock options exercised..............      160,000           --          8,000         --          199,464             --
  Tax benefit of exercise of
    nonqualified stock options.........           --           --             --         --          340,170             --
  Issuance of common stock for
    acquisition........................      712,500           --         35,625         --        2,627,344             --
  Translation adjustment...............           --           --             --         --               --             --
  Net income...........................           --           --             --         --               --      2,402,247
                                           ---------        -----       --------       ----      -----------    -----------
Balance, December 31, 1995.............    4,095,851           --        204,792         --        7,239,410      3,466,464
  Issuance of convertible preferred
    stock..............................           --        1,000             --         50        9,399,950             --
  Conversion of subordinated
    debentures.........................      595,000           --         29,750         --          565,250             --
  Compensation expense related to stock
    options............................           --           --             --         --         (192,489)            --
  Stock options exercised..............      164,702           --          8,235         --          556,744             --
  Tax benefit of exercise of
    nonqualified stock options.........           --           --             --         --          542,000             --
  Conversion of preferred stock for
    common stock.......................      772,161         (670)        38,609        (34)         (38,575)            --
  Issuance of common stock for
    acquisition........................      400,000           --         20,000         --        2,580,000             --
  Translation adjustment...............           --           --             --         --               --             --
  Net loss.............................           --           --             --         --               --     (1,360,790)
                                           ---------        -----       --------       ----      -----------    -----------
Balance, December 31, 1996.............    6,027,714          330        301,386         16       20,652,290      2,105,674
  Stock options exercised
    (unaudited)........................       25,333           --          1,266         --          153,065             --
  Issuance of common stock for
    acquisition (unaudited)............      300,000           --         15,000         --        2,849,250             --
  Translation adjustment (unaudited)...           --           --             --         --               --             --
  Net loss (unaudited).................           --           --             --         --               --     (3,305,307)
                                           ---------        -----       --------       ----      -----------    -----------
Balance, June 30, 1997 (unaudited).....    6,353,047          330       $317,652      $  16      $23,654,605    $(1,199,633)
                                           =========        =====       ========       ====      ===========    ===========


                                                           FOREIGN
                                                          CURRENCY          TOTAL
                                           UNEARNED      TRANSLATION    STOCKHOLDERS'
                                         COMPENSATION    ADJUSTMENT        EQUITY
                                         ------------    -----------    -------------
Balance, January 1, 1994...............   $       --      $      --      $ 3,063,316
  Conversion of subordinated
    debentures.........................           --             --           40,000
  Stock options exercised..............           --             --          201,693
  Tax benefit of exercise of
    nonqualified stock options.........           --             --          482,461
  Cash dividends paid ($0.03 a
    share).............................           --             --          (89,477)
  Translation adjustment...............           --         12,138           12,138
  Net income...........................           --             --        1,212,823
                                           ---------       --------      -----------
Balance, December 31, 1994.............           --         12,138        4,922,954
  Issuance of stock options at less
    than fair market value.............     (387,000)            --               --
  Compensation expense related to stock
    options............................      145,128             --          145,128
  Stock options exercised..............           --             --          207,464
  Tax benefit of exercise of
    nonqualified stock options.........           --             --          340,170
  Issuance of common stock for
    acquisition........................           --             --        2,662,969
  Translation adjustment...............           --        (24,692)         (24,692)
  Net income...........................           --             --        2,402,247
                                           ---------       --------      -----------
Balance, December 31, 1995.............     (241,872)       (12,554)      10,656,240
  Issuance of convertible preferred
    stock..............................           --             --        9,400,000
  Conversion of subordinated
    debentures.........................           --             --          595,000
  Compensation expense related to stock
    options............................      241,872             --           49,383
  Stock options exercised..............           --             --          564,979
  Tax benefit of exercise of
    nonqualified stock options.........           --             --          542,000
  Conversion of preferred stock for
    common stock.......................           --             --               --
  Issuance of common stock for
    acquisition........................           --             --        2,600,000
  Translation adjustment...............           --         83,547           83,547
  Net loss.............................           --             --       (1,360,790)
                                           ---------       --------      -----------
Balance, December 31, 1996.............           --         70,993       23,130,359
  Stock options exercised
    (unaudited)........................           --             --          154,331
  Issuance of common stock for
    acquisition (unaudited)............           --             --        2,864,250
  Translation adjustment (unaudited)...           --        (54,690)         (54,690)
  Net loss (unaudited).................           --             --       (3,305,307)
                                           ---------       --------      -----------
Balance, June 30, 1997 (unaudited).....   $       --      $  16,303      $22,788,943
                                           =========       ========      ===========

          See accompanying notes to consolidated financial statements.

                              CERPROBE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       SIX MONTHS ENDED JUNE 30,
                                                    YEARS ENDED DECEMBER 31,
                                             ---------------------------------------   -------------------------
                                                1994          1995          1996          1996          1997
                                             -----------   -----------   -----------   -----------   -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................... $ 1,212,823   $ 2,402,247   $(1,360,790)  $ 1,867,485   $(3,305,307)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Depreciation and amortization...........     458,436     1,125,584     1,930,341       854,628     1,657,746
    Purchased research and development......          --            --     4,584,000            --     5,664,156
    Tax benefit from stock options
      exercised.............................     482,461       340,170       542,000       182,000            --
    (Gain) loss on sale of fixed assets.....         (50)        4,787            --            --           426
    Deferred income taxes...................     (93,974)     (110,502)        2,000       (52,000)      (18,000)
    Provision for losses on accounts
      receivable, net.......................      24,000        12,000        12,000         2,000       (14,605)
    Provision for obsolete inventory, net...      67,200        80,000        75,000        31,000       167,132
    Compensation expense....................          --       145,128        49,383        51,398            --
    Loss applicable to minority interest....          --            --       (94,854)      (62,288)      (28,985)
  Changes in operating assets and
    liabilities, net of effects of
    acquisitions:
    Accounts receivable.....................    (907,762)   (1,444,689)     (194,293)   (1,472,922)   (3,255,550)
    Inventories.............................     (51,285)   (1,038,216)     (812,904)     (630,129)      528,436
    Prepaid expenses and other assets.......     (59,418)     (389,988)     (562,590)      187,607       (57,474)
    Income taxes receivable.................          --      (163,464)      (50,633)      163,464       214,097
    Accounts payable and accrued expenses...     315,979       724,796     1,229,408        68,360     1,297,644
    Other liabilities.......................      90,356       (42,289)      311,947         6,996        48,240
                                             -----------   -----------   -----------   -----------   -----------
         Net cash provided by operating
           activities.......................   1,538,766     1,645,564     5,660,015     1,197,599     2,897,956
                                             -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant and
    equipment...............................  (1,354,694)   (1,960,775)   (4,922,960)   (2,091,021)   (3,195,310)
  Purchase of marketable securities.........          --            --            --    (2,279,188)           --
  Investment in CRPB Investors, L.L.C. .....          --            --      (659,233)           --          (607)
  Investment in Upsys-Cerprobe, L.L.C. .....          --            --            --            --       (21,892)
  Purchase of Fresh Test Technology, net of
    cash acquired...........................          --       (81,698)           --            --            --
  Purchase of CompuRoute, net of cash acquired...          --          --  (4,327,162)          --       (80,102)
  Purchase of SVTR, net of cash acquired....          --            --            --            --    (2,565,697)
  Proceeds from sale of equipment...........          50        42,062            --            --        71,183
  (Increase) decrease in note receivable....          --            --      (250,000)           --       250,000
                                             -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.......................  (1,354,644)   (2,000,411)  (10,159,355)   (4,370,209)   (5,542,425)
                                             -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Dividends paid............................     (89,477)           --            --            --            --
  Principal payments on notes payable and
    capital leases..........................     (79,603)     (302,563)     (356,015)     (178,322)   (3,539,072)
  Net proceeds from note payable............          --            --            --            --     2,001,788

          See accompanying notes to consolidated financial statements.

                              CERPROBE CORPORATION

                                                                                       SIX MONTHS ENDED JUNE 30,
                                                    YEARS ENDED DECEMBER 31,
                                                1994          1995          1996          1996          1997
                                             -----------   -----------   -----------   -----------   -----------
                                                                                              (UNAUDITED)
  Net proceeds from issuance of convertible
    preferred stock.........................          --            --     9,400,000     9,400,000            --
  Net proceeds from stock options
    exercised...............................     201,693       207,464       564,979       528,574       154,331
  Capital contribution by minority interest
    partners................................          --            --       107,705            --            --
                                             -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           financing activities.............      32,613       (95,099)    9,716,669     9,750,252    (1,382,953)
                                             -----------   -----------   -----------   -----------   -----------
Effect of exchange rates on cash and cash
  equivalents...............................      12,138       (24,692)       83,547        26,913       (54,690)
                                             -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents...............................     228,873      (474,638)    5,300,876     6,604,555    (4,082,112)
Cash and cash equivalents, beginning of
  period....................................     509,446       738,319       263,681       263,681     5,564,557
                                             -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of period.... $   738,319   $   263,681   $ 5,564,557   $ 6,868,236   $ 1,482,445
                                             ===========   ===========   ===========   ===========   ===========
Supplemental schedule of noncash investing
  and financing activities:
  Conversion of subordinated debentures to
    common stock............................ $    40,000   $        --   $   595,000   $   110,000   $        --
                                             ===========   ===========   ===========   ===========   ===========
  Equipment acquired under capital leases
    and issuances of notes payable.......... $   195,293   $ 1,056,817   $ 1,553,968   $        --   $     4,144
                                             ===========   ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information:
  Interest paid............................. $   115,873   $   153,690   $   218,383   $    93,833   $   296,853
                                             ===========   ===========   ===========   ===========   ===========
  Income taxes paid......................... $    (9,731)  $ 1,679,876   $ 2,060,000   $ 1,128,016   $ 1,315,096
                                             ===========   ===========   ===========   ===========   ===========
Supplemental disclosures of noncash investing activities:
  The Company made acquisitions for $3.1 million, $7.4 million and $5.7 million in the years ended December 31,
    1995 and 1996 and the six months ended June 30, 1997, respectively. The purchase prices were allocated to the assets acquired and liabilities assumed based on their fair values as indicated in the notes to the consolidated financial statements. A summary of the acquisitions is as follows:
  Purchase price............................               $ 3,065,834   $ 7,432,543                 $ 5,715,263
  Less cash acquired........................                  (321,167)     (505,381)                   (285,316)
  Common stock issued.......................                (2,662,969)   (2,600,000)                 (2,864,250)
                                                           -----------   -----------                 -----------
    Cash invested...........................               $    81,698   $ 4,327,162                 $ 2,565,697
                                                           ===========   ===========                 ===========

          See accompanying notes to consolidated financial statements.

                              CERPROBE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Cerprobe offers comprehensive solutions for semiconductor test integration and is a leading manufacturer of probe cards, ATE interface assemblies, and ATE test boards. The Company believes it is the only company that designs, manufactures, and assembles each of the electromechanical components that assure the integrity of the electrical test signal that passes from the automatic test equipment ("ATE") to the IC device under test. The Company also refurbishes, reconfigures, and services wafer probers. The Company's products and services enable semiconductor manufacturers to test integrated circuits ("ICs") in wafer form and as packaged ICs. Testing ICs assures IC quality, reduces manufacturing costs, improves the accuracy of manufacturing yield data, and identifies repairable memory ICs. The Company markets its products and services worldwide to semiconductor manufacturers, both those who manufacture ICs for resale and those who manufacture ICs for inclusion in their own products.

     Unless the context indicates otherwise, all references to "Cerprobe" or the "Company" refer to Cerprobe Corporation and its subsidiaries.

  Basis of Preparation

     The accompanying consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and June 30, 1997 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position and operating results for the interim periods.

     Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Cerprobe and its wholly-owned subsidiaries: Cerprobe Europe Limited, Cerprobe Asia Holdings PTE LTD, CompuRoute, Inc., SVTR, Inc. and Cobra Venture Management, Inc.

     Cerprobe Asia Holdings PTE LTD together with Asian investors, formed Cerprobe Asia PTE LTD in 1995. Cerprobe Asia Holdings PTE LTD is a 70% owner of Cerprobe Asia PTE LTD. Cerprobe Asia PTE LTD created wholly-owned subsidiaries, Cerprobe Singapore PTE LTD and Cerprobe Taiwan Co. LTD, to operate full service sales and manufacturing plants. Cerprobe-Singapore became operational in April 1996 and Cerprobe-Taiwan in January 1997. All significant intercompany transactions have been eliminated in consolidation.

     The consolidated balance sheet at December 31, 1996 also includes the assets and liabilities of CompuRoute, Inc. ("CompuRoute"), a wholly-owned subsidiary, acquired on December 27, 1996; the consolidated financial statements do not include the 1996 operations of CompuRoute due to the date of acquisition.

     On January 15, 1997, the Company acquired all of the outstanding stock of SVTR, Inc. ("SVTR"), a company that refurbishes, reconfigures and services wafer probing equipment. Accordingly, the consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1997 include SVTR's activities since the date of acquisition.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

     On May 30, 1997, the Company entered into a joint venture with Upsys Reseau Eurisys ("Upsys"), a French company owned by IBM and GAME, a French test and engineering company. The joint venture, called Upsys-Cerprobe, L.L.C., will assemble and repair the Cobra Probe in Arizona for distribution by Cerprobe throughout the United States and Asia. Cerprobe owns 55% of the joint venture and Upsys owns 45%.

     The Company manages the joint venture and established a wholly owned subsidiary called Cobra Venture Management, Inc. to function as manager of Upsys-Cerprobe, L.L.C. Accordingly, the consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1997 include the activities of both organizations.

  Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and in banks and cash invested in short-term securities with original maturities of three months or less.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost and depreciated by the straight-line method over the following estimated useful lives:

        Building.....................................................          39 years
        Manufacturing tools and equipment............................         3-7 years
        Office furniture and equipment...............................         3-7 years
        Computer hardware and software...............................           3 years
        Leasehold improvements.......................................     Life of lease

  Other Intangibles

     Goodwill represents the amount by which the cost of businesses purchased exceeds the fair value of the net assets acquired. Goodwill is amortized over a period of eight years using the straight-line method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the undiscounted net cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

     Patents and technology are stated at fair market value at the date of acquisition less accumulated amortization and are amortized over a period of five years using the straight-line method. Research and

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed in the year incurred.

  Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Foreign Currency Translation

     The financial statements of the Company's Europe and Asia subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities of the subsidiaries are translated into U.S. dollars at current exchange rates. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded directly as a separate component of stockholders' equity. All transaction gains or losses are recorded in the statement of operations.

  Revenue Recognition

     The Company records revenue when goods are shipped.

  Net Income (Loss) Per Share

     Primary net income (loss) per common and common equivalent share is computed using the weighted average number of common shares outstanding during each year and includes shares issuable upon exercise of stock options, warrants, and conversion of convertible preferred stock when the effect of such issuance is dilutive. The calculation of fully diluted net income (loss) per common and common equivalent share also includes shares issuable upon conversion of convertible subordinated debentures when the effect of such issuance is dilutive.

  Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the first quarter of 1996 and this adoption did not have a material impact on the consolidated financial statements.

  Stock Based Compensation

     Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  Reclassifications

     Certain reclassifications have been made to the prior year financial statements to conform to the 1996 presentation.

  Recent Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128). SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"), and supersedes APB Opinion No. 15. SFAS No. 128 replaces primary EPS with basic EPS and requires dual presentation of basic and diluted EPS. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior-period EPS data shall be restated to conform to SFAS No. 128. Pro forma basic and diluted EPS, as calculated under SFAS No. 128 would have been $0.38, $0.59, $(0.23) and $(0.52) and $0.30, $0.51,
$(0.23) and $(0.52) for the years ended December 31, 1994, 1995, 1996 and for the six months ended June 30, 1997, respectively.

(2) INVENTORIES

     Inventories consist of the following:

                                                         DECEMBER 31,
                                                   -------------------------      JUNE 30,
                                                      1995           1996           1997
                                                   ----------     ----------     ----------
                                                                                 (UNAUDITED)
    Raw materials................................  $1,655,974     $3,328,422     $5,747,767
    Work-in-process..............................   1,229,107        615,360      1,058,158
    Finished goods...............................          --         47,971         98,010
    Reserve for obsolete inventories.............     (83,000)      (129,000)      (378,002)
                                                   ----------     ----------     ----------
                                                   $2,802,081     $3,862,753     $6,525,933
                                                   ==========     ==========     ==========

(3) NOTE RECEIVABLE

     The Company had a note receivable from SVTR dated December 12, 1996, for $250,000. Interest on the outstanding balance was 1% in excess of the prime rate. As of December 31, 1996, the interest rate was 9.25%. This note was repaid upon the acquisition of SVTR by the Company on January 15, 1997.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                       DECEMBER 31,
                                                ---------------------------      JUNE 30,
                                                   1995            1996            1997
                                                -----------     -----------     -----------
                                                                                (UNAUDITED)
    Land......................................  $        --     $   359,253     $   364,017
    Building..................................           --       1,947,877       1,973,704
    Manufacturing tools and equipment.........    4,825,724       8,789,140      10,551,767
    Office furniture and equipment............      694,643       1,063,547       1,697,900
    Leasehold improvements....................      759,843       1,112,576       1,770,813
    Computer hardware and software............    1,067,444       2,402,551       2,823,245
    Construction in progress..................      398,838         483,591         567,727
    Accumulated depreciation and
      amortization............................   (3,078,706)     (4,712,244)     (5,979,208)
                                                 ----------      ----------      ----------
                                                $ 4,667,786     $11,446,291     $13,769,965
                                                 ==========      ==========      ==========

(5) INTANGIBLES

     Intangibles consist of the following:

                                                         DECEMBER 31,
                                                   -------------------------      JUNE 30,
                                                      1995           1996           1997
                                                   ----------     ----------     ----------
                                                                                 (UNAUDITED)
    Goodwill.....................................  $2,120,505     $3,009,638     $3,089,740
    Patents and technology.......................      90,839         90,839         90,839
    Accumulated amortization.....................    (213,935)      (497,665)      (699,458)
                                                   ----------     ----------     ----------
                                                   $1,997,409     $2,602,812     $2,481,121
                                                   ==========     ==========     ==========

(6) OTHER ASSETS

     Other assets consist of the following:

                                                          DECEMBER 31,
                                                     -----------------------      JUNE 30,
                                                       1995          1996           1997
                                                     --------     ----------     ----------
                                                                                 (UNAUDITED)
    Investment in CRPB Investors, L.L.C. ..........  $     --     $  659,233     $  659,840
    Deferred compensation..........................   306,348        343,755        412,175
    Other assets and deposits......................     7,368        323,604        730,666
                                                     --------     ----------     ----------
                                                     $313,716     $1,326,592     $1,802,681
                                                     ========     ==========     ==========

     In September 1996, the Company acquired a 36% interest in CRPB Investors, L.L.C. for $659,233. CRPB Investors, L.L.C., an Arizona limited liability company, was formed for the purpose of owning and operating the 83,000 square foot facility being built to serve as Cerprobe's worldwide headquarters. The investment will be accounted for by the equity method of accounting.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

(7) ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                          DECEMBER 31,
                                                     -----------------------      JUNE 30,
                                                       1995          1996           1997
                                                     --------     ----------     ----------
                                                                                 (UNAUDITED)
    Accrued payroll and related taxes..............  $482,866     $1,070,777     $1,218,162
    Accrued acquisition related expenses...........        --             --        490,676
    Other accrued expenses.........................   305,733        529,343      1,415,550
                                                     --------     ----------     ----------
                                                     $788,599     $1,600,120     $3,124,388
                                                     ========     ==========     ==========

(8) DEMAND NOTE PAYABLE

     On December 27, 1996, the Company assumed a demand note with Security Bank of Garland, Texas for approximately $1,030,000 on the purchase of land and building occupied by CompuRoute, Inc., located in Dallas, Texas. Interest on the outstanding balance is 1.00% in excess of the prime rate. As of December 31, 1996 and June 30, 1997, the interest rate was 9.25% and 9.50%, respectively, with balances outstanding of $1,030,000 and $1,000,000, respectively.

(9) CONVERTIBLE SUBORDINATED DEBENTURES AND NOTES PAYABLE

     In March 1991, the Company issued $1,000,000 in aggregate principal amount of Convertible Subordinated Debentures (the "Debentures"). The Debentures were convertible into shares of the Company's common stock at a conversion price equal to $1.00 per share. As of December 31, 1995 and 1996, respectively, $595,000 and $0 in principal amount of debentures were outstanding.

     On April 30, 1996, the Company entered into an unsecured $3,000,000 revolving line of credit with First Interstate Bank (now Wells Fargo Bank), which expired on April 28, 1997. The non-use fee under the line of credit was 0.125% of the unused portion, calculated per annum. The interest rate on any amounts borrowed under the revolving credit agreement was the lower of prime rate, which was 8.25% at December 31, 1996, or LIBOR (London Interbank Rate) plus 2.25%, which was 7.75% at December 31, 1996. There was no amount outstanding under this agreement at December 31, 1996.

     In February 1997, the Company entered into a revolving line of credit with Wells Fargo Bank of $10,000,000 for general corporate purposes and possible future acquisitions, which matures on August 15, 1998. The unsecured line of credit replaced the $3,000,000 revolving line of credit. Interest on the outstanding balance is at the prime rate or 30, 60, or 90 day LIBOR plus 1.75%. The non-use fee under the line of credit is 0.125% for outstanding balances exceeding $3,000,000 and 0.25% for outstanding balances less than $3,000,000. The line of credit contains certain restrictive covenants which include, among other things, restrictions on the declaration or payment of dividends, the incurrence or assumption of other indebtedness, and the making of loans to or investments in others. The line also requires the Company to maintain a specified net worth, as defined, to maintain a required debt to equity ratio, and to maintain certain other financial ratios. The Company was in compliance with all such covenants at December 31, 1996 and June 30, 1997. At June 30, 1997, the Company had approximately $2,000,000 outstanding from LIBOR rate advances with an interest rate of 7.625%.

     The Company has a note payable with Zion Credit Corporation for the purchase of manufacturing equipment. The note accrues interest at 9.4% annually with monthly payments of $13,185 including

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

interest through December 1999. At December 31, 1996 and June 30, 1997, $406,825 and $344,109, respectively, was outstanding under the note.

     Long-term debt consists of the following:

                                                           DECEMBER 31,
                                                     ------------------------     JUNE 30,
                                                        1995          1996          1997
                                                     ----------     ---------     ---------
                                                                                  (UNAUDITED)
    Convertible subordinated debentures............  $  595,000     $      --     $      --
    Notes payable..................................     532,119       406,825       586,109
                                                     ----------     ---------     ---------
                                                      1,127,119       406,825       586,109
    Less current portion...........................    (718,743)     (128,180)     (133,797)
                                                     ----------     ---------     ---------
    Long-term debt.................................  $  408,376     $ 278,645     $ 452,312
                                                     ==========     =========     =========

     Annual maturities of long-term debt as of December 31, 1996 are as follows:

            1997......................................................  $128,180
            1998......................................................   139,660
            1999......................................................   138,985
                                                                        --------
                                                                        $406,825
                                                                        ========

(10) STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     In January 1996, the Company issued 1,000 shares of convertible preferred stock for $10,000,000. Net proceeds, after deducting expenses, were $9,400,000. If a holder did not convert within the first two years, then automatic conversion would occur at the end of the second year. The convertible preferred stock would convert at the lesser of 110% of the fixed strike price of $16.55 or 90% of the average five day closing price prior to the conversion date. The Company was entitled to call the convertible preferred stock at any time in minimum amounts of $2,000,000 at a price of 125% of par, or upon a merger, buyout, or acquisition.

     Additionally, the Company issued 39,275 common stock warrants in January 1996 to the placement agent. These give the holder the right to purchase from the Company not more than 39,275 shares of the Company's common stock at a price of $16.55 per share on or after January 16, 1997, with expiration in four years.

     During 1996, 670 shares of convertible preferred stock were converted into 772,161 shares of common stock. Accordingly, 330 shares of convertible preferred stock were outstanding at December 31, 1996 and June 30, 1997. If the remaining holders of the convertible preferred stock were to elect to convert their shares into shares of Cerprobe common stock based on the market price of common stock as of December 31, 1996, or as of June 30, 1997, the Company would have been required to issue more than 800,000 shares of common stock. To insure compliance with Nasdaq National Market rules requiring shareholder approval of issuances of common stock representing greater than 20% of all shares outstanding, the Company has the right to redeem any shares of convertible preferred stock that, if converted, would result in the issuance of more than 800,000 shares of Cerprobe common stock. See Note 20.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

(11) INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                            SIX MONTHS ENDED JUNE
                                           YEARS ENDED DECEMBER 31,                  30,
                                      ----------------------------------   -----------------------
                                        1994        1995         1996         1996         1997
                                      --------   ----------   ----------   ----------   ----------
                                                                                 (UNAUDITED)
Federal.............................  $495,000   $1,391,499   $2,093,000   $1,352,000   $1,165,000
State...............................   215,521      420,228      608,000      341,000      325,300
                                      --------   ----------   ----------   ----------   ----------
                                      $710,521   $1,811,727   $2,701,000   $1,693,000   $1,490,300
                                      ========   ==========   ==========   ==========   ==========
Current.............................  $804,495   $1,922,229   $2,699,000   $1,745,000   $1,508,300
Deferred............................   (93,974)    (110,502)       2,000      (52,000)     (18,000)
                                      --------   ----------   ----------   ----------   ----------
                                      $710,521   $1,811,727   $2,701,000   $1,693,000   $1,490,300
                                      ========   ==========   ==========   ==========   ==========

     A reconciliation of the difference between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

                                                                            SIX MONTHS ENDED JUNE
                                          YEARS ENDED DECEMBER 31,                   30,
                                     -----------------------------------   -----------------------
                                       1994         1995         1996         1996         1997
                                     ---------   ----------   ----------   ----------   ----------
                                                                                 (UNAUDITED)
Income tax expense (benefit) at
  statutory rate...................  $ 654,000   $1,433,000   $  456,000   $1,211,000   $ (617,000)
State income taxes, net............    142,000      253,000      362,700      233,000      218,000
Purchased research and development
  not benefited....................         --           --    1,558,560           --    1,926,000
Foreign losses not benefited.......    149,000      199,000      167,450       99,000           --
Amortization of intangibles........         --       67,000       90,200       45,000       66,000
Utilization of net operating loss
  carryforwards....................   (186,400)     (38,045)          --           --      (80,000)
Research tax credit................         --      (54,440)          --           --           --
Other..............................    (48,079)     (47,788)      66,090      105,000      (22,700)
                                     ---------   ----------   ----------   ----------   ----------
                                     $ 710,521   $1,811,727   $2,701,000   $1,693,000   $1,490,300
                                     =========   ==========   ==========   ==========   ==========

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

     The components of the Company's deferred tax asset and deferred tax liability are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------   JUNE 30,
                                                                1995        1996        1997
                                                              ---------   ---------   ---------
                                                                                      (UNAUDITED)
Deferred tax assets:
  Foreign loss carry forward................................  $ 348,000   $ 545,000   $ 465,000
  Reserves and accruals not currently deductible............    270,599     303,265     421,459
  Deferred compensation.....................................     48,784      87,747      87,747
                                                              ---------   ---------   ---------
          Total gross deferred tax assets...................    667,383     936,012     974,206
  Less valuation allowance..................................   (348,000)   (545,000)   (465,000)
                                                              ---------   ---------   ---------
  Deferred tax asset........................................    319,383     391,012     509,206
                                                              ---------   ---------   ---------
Deferred tax liability:
  Difference between book and tax depreciation of property,
     plant and equipment....................................    114,907     188,536     288,530
                                                              ---------   ---------   ---------
  Net deferred tax asset....................................  $ 204,476   $ 202,476   $ 220,676
                                                              =========   =========   =========

     The valuation allowance increased by $163,000 and $197,000 for the years ended December 31, 1995 and 1996, respectively, decreased by $80,000 during the six months ended June 30, 1997, and is due to foreign losses for which there is no assurance of realizing a tax benefit. A valuation allowance has not been provided for the other deferred tax assets since management believes realization of these deferred tax assets is considered more likely than not.

     During 1995 and 1996, tax benefits were recorded for the exercise of stock options under the nonqualified stock option plan. The benefits of $340,170 and $542,000 were recorded to additional paid-in capital.

(12) STOCK OPTION PLAN

     The Company adopted in 1983, 1989, and 1995, respectively, an incentive stock option plan, a nonqualified stock option plan, and a combination stock option plan. The combined plans provided for the issuance of options to purchase 1,685,000 shares of the Company's common stock, of which 207,834 were available for grant as of December 31, 1996. In accordance with the plans, options are to be granted at no less than 100% of the fair market value of the shares at the date of grant. The options become exercisable on a basis as established by the Company's Compensation Advisory Committee of the Board of Directors and are exercisable for a period of 5 to 10 years. The Company extended the exercise date on 72,000 options issued under the nonqualified stock option plan in 1995. Compensation expense related to these options was $145,128 and $49,383 during the years ended December 31, 1995 and 1996, respectively. On June 4, 1997, the stockholders approved the amendments to and the restatement of the Company's 1995 stock option plan to increase the number of shares of the Company's common stock that may be issued pursuant to the 1995 plan from 500,000 to 800,000.

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its plans because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of each option granted for 1995 and 1996 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1995 and 1996, respectively; risk-free interest rates of 5.8% and 6.1%; dividend yields of zero for both years; volatility factors of the expected market price of the Company's common stock of 51.3% and 52.5%; and weighted average expected lives of the options of 3 years for both years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Pro forma net income (loss) reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for employee stock options under SFAS No. 123 is not reflected in the pro forma amounts presented below because compensation cost is reflected over the options' vesting periods of generally between 3 and 4 years and the compensation cost for options granted prior to January 1, 1995 is not considered. The Company's pro forma information follows:

                                                                   1995           1996
                                                                ----------     -----------
                                                                        UNAUDITED
    Net income (loss)
      As reported.............................................  $2,402,247     $(1,360,790)
      Pro forma...............................................  $2,360,326     $(1,543,070)
    Primary earnings (loss) per share
      As reported.............................................  $     0.59     $     (0.30)
      Pro forma...............................................  $     0.58     $     (0.34)
    Fully diluted earnings (loss) per share
      As reported.............................................  $     0.49     $     (0.30)
      Pro forma...............................................  $     0.49     $     (0.34)

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

     A summary of the Company's employee stock option activity and related information for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 follows:

                                              YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                                                                   SIX MONTHS ENDED
                                            1995                   1996              JUNE 30, 1997
                                    --------------------   --------------------   -------------------
                                                WEIGHTED               WEIGHTED              WEIGHTED
                                                AVERAGE                AVERAGE               AVERAGE
                                                EXERCISE               EXERCISE              EXERCISE
                                     SHARES      PRICE      SHARES      PRICE      SHARES     PRICE
                                    ---------   --------   ---------   --------   --------   --------
                                                                                      (UNAUDITED)
Outstanding at beginning of
  year............................    562,333    $ 3.52      598,333    $ 6.44     593,631    $ 8.46
  Granted.........................    206,000    $10.42      160,000    $10.86     153,000    $10.38
  Exercised.......................   (160,000)   $ 1.30     (164,702)   $ 3.43     (25,333)   $ 5.68
  Expired/Canceled................    (10,000)   $ 6.75           --                    --        --
                                    ---------              ---------              --------
Outstanding at end of period......    598,333    $ 6.44      593,631    $ 8.46     721,298    $ 8.97
                                    =========              =========              ========
Exercisable at end of period......    347,940    $ 4.68      360,233    $ 6.94     366,902    $ 7.24
                                    =========              =========              ========
Weighted average fair value of
  options granted.................  $    4.20              $    4.45
                                    =========              =========

     Exercise prices for the options outstanding as of December 31, 1996 and June 30, 1997 ranged from $0.50 to $12.88, and from $5.50 to $12.88, respectively. The weighted average remaining contractual life of those options was 7.7 years and 8.2 years as of December 31, 1996 and June 30, 1997, respectively.

(13) RELATED PARTY TRANSACTIONS

     Effective May 1, 1991, the Company entered into an agreement with a former director and officer of the Company, whereby this officer left the employ of the Company and agreed not to compete with the Company for a two-year period. The agreement required the Company to pay $3,125 per month from May 1, 1991 through April 30, 1993 and to provide certain other benefits to this individual. This agreement was extended for an additional year, through April 30, 1994, and is presently on a month-to-month basis. Beginning July 1, 1997 the monthly payment will be reduced to $1,563 and the agreement will terminate on December 31, 1997, except for certain life insurance and health care benefits which will continue under the terms of the original agreement.

     Two of the Company's stockholders, who together beneficially own 460,000 shares of the Company's common stock, beneficially own an approximately 24% interest in CRPB Investors, L.L.C.

     An Executive Director of Cerprobe Asia, owns 10% of Cerprobe Asia PTE LTD.

(14) COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases certain equipment under capital leases. These assets have been capitalized at the present value of the future minimum lease payments and are included with manufacturing tools and equipment and office furniture at a cost of $1,043,082 and $3,381,836 with related accumulated amortization of $266,014 and $896,637 at December 31, 1995 and 1996, respectively. In addition, the Company is obligated under certain noncancelable operating leases for the Company's manufacturing and office space. Certain operating lease agreements provide for annual rent escalations and renewal options.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

     The following is a schedule of the minimum future lease payments for the years ending December 31:

                                                                                   RENTALS
                                                                                   RECEIVABLE
                                                     CAPITAL        OPERATING       UNDER
                                                      LEASES         LEASES        SUBLEASES
                                                    ----------     -----------     --------
      1997........................................  $  790,075     $ 1,674,262     $111,700
      1998........................................     718,985       1,913,694       75,300
      1999........................................     473,780       1,761,189       78,900
      2000........................................     338,132       1,681,783       47,600
      2001........................................     224,164       1,572,393           --
      Thereafter..................................          --      12,020,464           --
                                                    ----------     -----------      -------
    Total minimum future lease payments...........   2,545,136     $20,623,785     $313,500
                                                                   ===========      =======
    Less amounts representing interest (at rates
      ranging from 4.5% to 27.5%).................    (447,582)
                                                    ----------
    Present value of net minimum future lease
      payments....................................   2,097,554
    Less current portion..........................    (634,755)
                                                    ----------
    Long-term portion.............................  $1,462,799
                                                    ==========

     Amortization expense applicable to assets under capital leases is charged to depreciation and amortization expense.

     Rental expense for the years ended December 31, 1994, 1995 and 1996 was $446,422, $723,396, and $1,002,856, respectively.

     On August 21, 1996, Cerprobe entered into a long term commercial operating lease to consolidate its Arizona operations into a single facility on a twelve acre parcel in Gilbert, Arizona. The lease commenced upon completion of the 83,000 square foot facility in May 1997. The facility serves as the Company's worldwide headquarters and was built for Cerprobe's use by CRPB Investors, L.L.C., a limited liability company formed for the purpose of owning and operating the property. Cerprobe is a 36% shareholder in CRPB Investors, L.L.C. The initial term of the lease is 15 years with seven options to extend the lease for successive 5 year terms. The initial lease rate is dependent on final construction costs, but is currently expected to approximate $875,000 per year.

(15) BUSINESS SEGMENT

     The Company is engaged in one business segment, the design, development, manufacture and marketing of integrated circuit test products and services. For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, 5%, 11%, 20% and 16%, respectively, of the Company's sales were outside of the United States.

     One customer accounted for 16%, 19%, 15% and 21% of net sales for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997. Another customer accounted for 11%, 10%, 12% and 13% of net sales for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

(16) ACQUISITIONS

  Fresh Test Technology Corporation

     On April 3, 1995, the Company acquired all of the outstanding stock of Fresh Test Technology Corporation ("Fresh Test"), a manufacturer of test and interface hardware products, for 712,500 shares of the Company's common stock. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $2,120,505 and has been recorded as goodwill, which is being amortized on a straight-line basis over eight years. The purchase price of $2,662,969 plus acquisition costs of $402,865 was allocated as follows:

        Purchase price:
          Common stock..................................................  $2,662,969
          Costs of acquisition..........................................     402,865
                                                                          ----------
                                                                          $3,065,834
                                                                          ==========
        Assets acquired and liabilities assumed:
          Current assets................................................  $1,252,176
          Property, plant and equipment.................................     253,684
          Other assets..................................................      83,051
          Goodwill......................................................   2,120,505
          Current liabilities...........................................    (531,634)
          Noncurrent liabilities........................................    (111,948)
                                                                          ----------
                                                                          $3,065,834
                                                                          ==========

     The operating results of Fresh Test have been included in the consolidated statement of operations from the date of acquisition. The following summary, prepared on a pro forma basis, presents the results of operations as if the acquisition had occurred January 1, 1994:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                             1994            1995
                                                          -----------     -----------
                                                                  (UNAUDITED)
        Net sales.......................................  $18,712,171     $27,601,795
        Net income......................................      998,856       2,543,690
        Primary net income per share....................         0.24            0.62
        Fully diluted net income per share..............         0.21            0.52

     The pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 1994 or as a projection of future results.

  CompuRoute, Inc.

     On December 27, 1996, the Company acquired all of the outstanding stock of CompuRoute, a manufacturer of printed circuit boards, for $7,037,797. The purchase price consisted of $4,437,797 in cash and 400,000 shares of common stock. The acquisition has been accounted for by the purchase method of accounting and accordingly, the purchase price has been allocated to the assets purchased and the

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $969,235 and has been recorded as goodwill, which is being amortized on a straight-line basis over eight years. The purchase price of $7,037,797 plus acquisition costs of $474,848 was allocated as follows.

        Purchase price:
          Cash.......................................................    $ 4,437,797
          Common stock...............................................      2,600,000
          Costs of acquisition.......................................        474,848
                                                                         -----------
                                                                         $ 7,512,645
                                                                         ===========
        Assets acquired and liabilities assumed:
          Current assets.............................................    $ 1,870,903
          Property, plant and equipment..............................      1,948,189
          Other assets...............................................         18,498
          Purchased research and development.........................      4,584,000
          Goodwill...................................................        969,235
          Current liabilities........................................     (1,177,286)
          Noncurrent liabilities.....................................       (700,894)
                                                                         -----------
                                                                         $ 7,512,645
                                                                         ===========

     At acquisition, the state of the research and development products was not yet at a technological or commercially viable stage. The Company does not believe that the research and development products have any future alternative use because if these products are not finished and brought to ultimate product completion, they have no other value. Therefore, consistent with generally accepted accounting principles, the Company recorded a one-time charge for the full value of the purchased in-process research and development.

     The consolidated balance sheet as of December 31, 1996 includes the accounts of CompuRoute; however, due to the fact that the acquisition occurred on December 27, 1996, CompuRoute's 1996 results of operations are not included in the 1996 consolidated statements of operations. The following summary, prepared on a pro forma basis, excluding the charge for purchased research and development, presents the results of operations as if the acquisition had occurred January 1, 1995:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                             1995            1996
                                                          -----------     -----------
                                                                  (UNAUDITED)
        Net sales.......................................  $36,296,077     $47,732,502
        Net income......................................    3,261,074       3,585,440
        Primary net income per share....................         0.73            0.63
        Fully diluted net income per share..............         0.62            0.58

     The pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 1995 or as a projection of future results.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

  SVTR, Inc.

     On January 15, 1997, the Company acquired all of the outstanding stock of SVTR. The purchase price paid by the Company consisted of $2,753,217 in cash and 300,000 shares of common stock.

     Under the terms of the acquisition, the Company has agreed to pay up to an additional $500,000 in cash and up to 50,000 additional shares of common stock if certain sales and operating profit targets for calendar year 1997 are achieved by SVTR. See Note 20.

     The acquisition has been accounted for using the purchase method. Accordingly, the purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition.

     The purchase price of $5,617,467 plus acquisition costs of $97,796 was allocated as follows.

        Purchase price:
          Cash.........................................................  $ 2,753,217
          Common stock.................................................    2,864,250
          Costs of acquisition.........................................       97,796
                                                                         -----------
                                                                         $ 5,715,263
                                                                         ===========
        Assets acquired and liabilities assumed:
          Current assets...............................................  $ 4,979,145
          Property, plant and equipment................................      651,781
          Other assets.................................................      185,007
          Purchased research and development...........................    5,664,156
          Current liabilities..........................................   (4,795,473)
          Noncurrent liabilities.......................................     (969,353)
                                                                         -----------
                                                                         $ 5,715,263
                                                                         ===========

     At acquisition, the state of the research and development products was not yet at a technologically or commercially viable stage. The Company does not believe that the research and development products have any future alternative use because if these products are not finished and brought to ultimate product completion, they have no other value. Therefore, consistent with generally accepted accounting principles, the Company recorded a one-time charge of $5,664,156 on January 15, 1997 for the full value of the purchased research and development. In addition at the date of acquisition, the Company recorded a $500,000 accrual for the estimated costs to move SVTR's manufacturing operations from California to Arizona during 1997.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

     The following summary, prepared on a pro forma basis, excluding the charges for acquisition related expenses, presents the results of operations as if the acquisitions of CompuRoute and SVTR had occurred January 1, 1996:

                                                          YEAR ENDED      SIX MONTHS
                                                           DECEMBER          ENDED
                                                              31,          JUNE 30,
                                                             1996            1997
                                                          -----------     -----------
                                                                  (UNAUDITED)
        Net sales.......................................  $62,268,096     $34,636,301
        Net income......................................    2,916,563       2,518,783
        Primary net income per share....................         0.48            0.38
        Fully diluted net income per share..............         0.45            0.38

     The pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisitions had been effective at the beginning of 1996 or as a projection of future results.

(17) 401(K) PLAN

     On April 1, 1993, the Company established the Cerprobe Corporation 401(k) Plan (the "Plan"). Employees who have reached 18 years of age and who have completed one year of service for the Company are eligible to participate in the Plan. Participants may elect to defer up to 15% of their salary. Any contribution by the Company is at its discretion. The Company expensed discretionary contributions pursuant to the Plan in the amount of $0, $90,000, and $91,000 for the years ended December 31, 1994, 1995, and 1996, respectively. The participants are fully vested in their contributions and become fully vested in the Company's contributions after three years of service.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

     The carrying amount of cash equivalents approximates fair value because their maturity is generally less than three months. The carrying amount of receivables, accounts payable and accrued expenses approximates fair value as they are expected to be collected or paid within 90 days of year-end. The fair value of notes payable, demand note payable, capital lease obligations and other long-term obligations approximate the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

                              CERPROBE CORPORATION

             INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED

(19) SUPPLEMENTAL FINANCIAL INFORMATION

     A summary of additions and deductions related to the allowances for accounts receivable and inventories for the years ended December 31, 1994, 1995 and 1996 follows:

                                   BALANCE                                                  BALANCE
                                      AT                                                       AT
                                   BEGINNING                                                 END OF
                                   OF YEAR      ADDITIONS   ACQUISITIONS     DEDUCTIONS       YEAR
                                   --------     -------     ------------     ----------     --------
Allowance for doubtful accounts:
  Year ended December 31, 1994...  $ 10,000     $24,000       $     --        $(11,000)     $ 23,000
  Year ended December 31, 1995...    23,000      12,000        139,094          (1,094)      173,000
  Year ended December 31, 1996...   173,000      12,000         44,000          (6,000)      223,000
Allowance for obsolescence of
  inventories:
  Year ended December 31, 1994...  $ 48,500     $67,200       $     --        $(63,700)     $ 52,000
  Year ended December 31, 1995...    52,000      80,000         30,600         (79,600)       83,000
  Year ended December 31, 1996...    83,000      75,000             --         (29,000)      129,000

(20) SUBSEQUENT EVENTS

     On August 18, 1997, a letter of understanding detailing the settlement of certain open terms related to the purchase of SVTR by the Company on January 15, 1997 was signed by the former owners of SVTR. In general, the letter of understanding requires these former owners to return 125,000 shares of the Company's common stock currently held in escrow to the Company. In addition, the former owners are required to release any claims or interests they may have to receive any payments or shares of common stock of the Company with respect to an earnout provision detailed in the January 15, 1997 agreement of merger between the two entities. Upon completion and execution of documentation evidencing the terms of the letter of understanding, both parties will release the other from any future liability related to the purchase of SVTR by the Company. If the letter of understanding is ultimately consummated through a formal agreement between the two parties, the Company anticipates recording an estimated one-time $1,200,000 reduction in acquisition related expenses at the time the agreement is signed.

     On August 28, 1997, the Company redeemed the remaining 330 shares of convertible preferred stock for $5,250,000 in cash. The redemption was funded through advances on the Company's line of credit.

Inside Back Cover:

Pictures of ceramic blade probe card, multilayer DUT board, probe ring assembly, test board for packaged ICs, Upsys Cobra probe, ATE-to-prober interface system, and prototype photolithographic probe card.

======================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   12
Price Range of Common Stock...........   12
Dividend Policy.......................   13
Capitalization........................   13
Selected Consolidated Financial
  Data................................   14
Unaudited Pro Forma Combined Condensed
  Financial Information...............   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   24
Management............................   36
Principal and Selling Stockholders....   38
Description of Securities.............   40
Underwriting..........................   43
Legal Matters.........................   44
Experts...............................   44
Available Information.................   44
Additional Information................   44
Incorporation of Certain Information
  by Reference........................   45
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

======================================================
======================================================

                                2,000,000 SHARES

                                [CERPROBE LOGO]

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                          ADAMS, HARKNESS & HILL, INC.

                                 DAIN BOSWORTH
                                  INCORPORATED

                               SEPTEMBER 24, 1997

             ======================================================